Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

MORTGAGE RESOURCE CENTER, INC. (D/B/A ALLREGS),
GLENN FORD

AND
ELLIE MAE, INC.,

dated as of August 7, 2014

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE

Section 1.1	Transfer of Purchased Assets

Section 1.2	Excluded Assets

Section 1.3	Assumed Liabilities

Section 1.4	Excluded Liabilities

Section 1.5	Transfer of Omitted Assets

Section 1.6	Purchase Price Proceeds; Certain Directed Payments

Section 1.7	Adjustment to Initial Purchase Price Proceeds

Section 1.8	Escrow Funds

Section 1.9	Allocation of Purchase Price Proceeds for Purchased Assets

Section 1.10	Withholding
ARTICLE II CLOSING

Section 2.1	Closing

Section 2.2	Closing Deliveries
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDER

Section 3.1	Authority and Binding Effect

Section 3.2	Organization; Capitalization

Section 3.3	Subsidiaries

Section 3.4	No Violations

Section 3.5	Consents and Approvals

Section 3.6	Financial Statements; Books and Records

Section 3.7	Absence of Changes. Except as otherwise disclosed to Purchaser on the Company Disclosure Schedule:

Section 3.8	Title to Assets; Leased Property and Related Matters

Section 3.9	[Reserved]

Section 3.10	Litigation

Section 3.11	Compliance With Laws; Foreign Corrupt Practices Act

Section 3.12	Permits

Section 3.13	Environmental Matters

Section 3.14	Material Contracts

Section 3.15	Intellectual Property

Section 3.16	Information Technology.

Section 3.17	Privacy and Personal Data.

Section 3.18	Tax Matters

Section 3.19	Employee Benefit Plans

Section 3.20	Insurance

Section 3.21	Transactions with Directors, Officers and Affiliates

Section 3.22	Labor and Employment

Section 3.23	Customers and Suppliers

Section 3.24	Brokers

Section 3.25	Full Disclosure
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.1	Authority and Binding Effect

Section 4.2	Organization

Section 4.3	No Violations

Section 4.4	Consents and Approvals

Section 4.5	Litigation

Section 4.6	Brokers.

Section 4.7	Sufficiency of Funds..

Section 4.8	Independent Investigation..
ARTICLE V GENERAL COVENANTS

Section 5.1	Access to Information

Section 5.2	Operation of the Business

Section 5.3	Confidentiality

Section 5.4	Consents and Approvals

Section 5.5	Further Action

Section 5.6	Press Releases

Section 5.7	Tax Matters

Section 5.8	Employee Matters

Section 5.9	Non-Compete; Non-Solicitation

Section 5.10	Post-Closing Consents; Nonassignable Contracts

Section 5.11	Reserved

Section 5.12	Name Change

Section 5.13	Supplement to Company Disclosure Schedule.
ARTICLE VI CLOSING CONDITIONS

Section 6.1	Conditions to Purchaser’s Obligations.

Section 6.2	Conditions to Obligations of the Company and the Stockholder.
ARTICLE VII INDEMNIFICATION

Section 7.1	Survival of Representations and Warranties and Covenants

Section 7.2	Obligation to Indemnify

Section 7.3	Satisfaction of Claims.

Section 7.4	Indemnification Procedures

Section 7.5	Subrogation

Section 7.6	Indemnification Payments

Section 7.7	Remedies Exclusive
ARTICLE VIII TERMINATION

Section 8.1	Right of Termination

Section 8.2	Effect of Termination
ARTICLE IX MISCELLANEOUS

Section 9.1	Notices

Section 9.2	Fees and Expenses

Section 9.3	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury

Section 9.4	Attorneys’ Fees

Section 9.5	Entire Agreement

Section 9.6	Waivers and Amendments; Non Contractual Remedies; Preservation of Remedies

Section 9.7	Severability

Section 9.8	Binding Effect; Assignment

Section 9.9	Interpretation

Section 9.10	No Third Party Beneficiaries

Section 9.11	Counterparts

Section 9.12	Headings

Section 9.13	Further Assurances

Annexes

Annex A        Definitions; Cross References

Exhibits

Exhibit A        Sample Closing Net Working Capital Calculation
Exhibit B        Forms of Assignment and Assumption Agreement
Exhibit C        Form of Escrow Agreement
Exhibit D        Form Bill of Sale
Exhibit E        Form Third Party Consent

Schedules

Schedule 1.1(a) – Assigned Contracts
Schedule 1.1(b) – Equipment
Schedule 1.1(c)(i) – Assigned Intellectual Property
Schedule 1.1(c)(ii) – Licensed Intellectual Property
Schedule 1.1(f) – Leased Real Property
Schedule 1.1(g) – Personal Property Leases
Schedule 1.1(i) – Prepaid Expenses
Schedule 1.1(l) – Permits
Schedule 1.2(f) – Certain Excluded Assets
Schedule 1.6(a)(i) – Company’s Allocation of Purchase Price Proceeds
Company Disclosure Schedule
Schedule 1.9(a) – Allocation of Purchase Price

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 7, 2014, is made by and among MORTGAGE RESOURCE CENTER, INC. (D/B/A ALLREGS), a Minnesota corporation (the “Company”), Glenn Ford, in his individual capacity (the “Stockholder”), and Ellie Mae, Inc., a Delaware corporation (the “Purchaser”). Purchaser, the Company and the Stockholder are each referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein without definition shall have the meanings specified in Annex A below.
WHEREAS, subject to the terms and conditions of this Agreement, the Company wishes to sell the Purchased Assets and transfer the Assumed Liabilities to Purchaser, and Purchaser wishes to purchase the Purchased Assets and assume the Assumed Liabilities from the Company; and
WHEREAS, the board of directors of the Company has unanimously approved and declared advisable this Agreement and the transactions contemplated herein upon the terms and subject to the terms and conditions of this Agreement;
NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and intending to be legally bound hereby, the Parties hereby covenant and agree as follows:
ARTICLE I
PURCHASE AND SALE
Section 1.1    Transfer of Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, accept and acquire from the Company, all of the Company’s right, title, and interest in, to and under all of the assets, rights, claims and contracts related to the Business (collectively, the “Purchased Assets”), free and clear of all Liens (other than Permitted Liens), including without limitation, the following:
(a)    Subject to Section 5.10, all Assigned Contracts, including without limitation as set forth on Schedule 1.1(a), including all rights to assert claims and take other actions in respect of breaches or other violations of such Assigned Contracts;
(b)    all Equipment, including without limitation as set forth on Schedule 1.1(b);
(c)    all Intellectual Property Rights and Technology owned by the Company and related to or used in the Business, including without limitation as set forth on Schedule 1.1(c)(i), and all goodwill associated with any of the foregoing, together with the right to sue or otherwise recover for any past, present, or future infringements, dilutions, misappropriations or other violations thereof (collectively, the “Assigned Intellectual Property”) and all rights under the Assigned Contracts relating to Intellectual Property Rights and Technology licensed to the Company and related to or used in the operation of the Business, including without limitation as set forth on Schedule 1.1(c)(ii) (collectively, “Licensed Intellectual Property”);
(d)    all goodwill associated with the Business;
(e)    all Accounts Receivable;
(f)    the Real Property Lease and tenant improvements related to the Leased Real Property, as set forth on Schedule 1.1(f);
(g)    the personal property leases, if any, set forth on Schedule 1.1(g) (the “Personal Property Leases” and together with the Real Property Lease, the “Leases”);
(h)    all Books and Records (except as set forth in Section 1.2(d), below);
(i)    all prepaid expenses, security deposits and advance payments related to the Business (other than Excluded Assets), except for prepaid insurance and as specifically set forth on Schedule 1.1(i) (the “Prepaid Expenses”);
(j)    except to the extent relating solely to the Excluded Assets or Excluded Liabilities, all of the Company’s rights, claims, causes of action, rights of indemnity, warranty rights, rights of contribution, rights of recovery and any other similar rights against employees, third parties or other Persons, in each case possessed by the Company and related to the Business;
(k)    intentionally omitted;
(l)    to the extent transferable, all Permits held by the Company that are required or necessary for the lawful ownership or operation of the Business or the Purchased Assets (other than Retained Permits), including without limitation as set forth on Schedule 1.1(l); and
(m)    all other rights and assets not described above which are used or held for use in the Business, which are not an Excluded Asset.
Section 1.2    Excluded Assets. Notwithstanding the provisions of Section 1.1, the Company is not selling, transferring, conveying, assigning or delivering to Purchaser, and Purchaser is not purchasing, accepting or acquiring from the Company, any right, title, or interest of the Company in, to or under any asset, right, claim or contract set forth below (collectively, the “Excluded Assets”):
(a)    all cash (including, cash deposits), petty cash and cash equivalents;
(b)    any outstanding loans made to a director or officer of the Company;
(c)    all rights of the Company arising under this Agreement (including the Purchase Price Proceeds), the Other Agreements or from the consummation of the Transactions contemplated hereby or thereby;
(d)    Retained Permits;
(e)    all minute books and other corporate or comparable records having to do with the organization and capitalization of the Company;
(f)    all Benefits Plans; and
(g)     all insurance policies and rights to recovery under such insurance policies and rights to refunds for prepaid insurance.

Section 1.3    Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume, and shall pay, perform, satisfy and discharge (or cause to be paid, performed, satisfied and discharged) when due, the following Liabilities of the Company related to the Purchased Assets, but excluding the Excluded Liabilities (collectively, the “Assumed Liabilities”):
(a)    all Liabilities to be paid, performed, satisfied or discharged under the Assigned Contracts arising after the Closing Date (other than with respect to any Assigned Contract not assigned at Closing, for which Purchaser shall assume, if and when assigned, all Liabilities to be paid, performed, satisfied or discharged under such Assigned Contract after the date such Assigned Contract is transferred pursuant to Section 5.10), and excluding such Liabilities that were otherwise required to have been paid, performed, satisfied or discharged prior to the Closing Date (or in the case of any Assigned Contract not assigned at Closing, on or prior to the date such Assigned Contract is transferred pursuant to Section 5.10);
(b)    all trade accounts payable, accrued operating expenses and deferred revenues related solely to the Business accrued in the ordinary course of business consistent with past practice, and in the case of trade accounts payable and accrued operating expenses, to the extent incorporated into Closing Net Working Capital (the “Accounts Payable and Accrued Expenses”);
(c)    all Liabilities with respect to the employment of Transferred Employees by Purchaser incurred after the Closing Date, excluding any Liabilities to Transferred Employees which become due and payable solely as a result of the transactions contemplated hereby; and
(d)    all other Liabilities arising out of Purchaser’s ownership or operation of the Business and Purchased Assets on or after the Closing Date, except to the extent such Liabilities would otherwise constitute Excluded Liabilities

(provided, that this Section 1.3(d) shall not preclude or limit Purchaser’s right to indemnification arising out of any breach of a representation or warranty of the Company or the Stockholder hereunder).

Section 1.4    Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities will exclude any other Liability whatsoever not expressly assumed by Purchaser under Section 1.3, including, but not limited to, the following Liabilities (collectively, the “Excluded Liabilities”):
(a)    all Liabilities of the Company arising under this Agreement, the Other Agreements or from the consummation of the Transactions contemplated hereby or thereby, including, without limitation any Transaction Expenses of the Company;
(b)    all Liabilities required to be paid, performed, satisfied or discharged under the Assigned Contracts prior to the Closing Date (or with respect to any Assigned Contracts not assigned at Closing, all Liabilities required to be paid, performed, satisfied or discharged under such Assigned Contract prior to the date such Assigned Contract is transferred pursuant to Section 5.10), and any Liability for the Company’s failure to so perform or satisfy such Liabilities, including any breach of such Assigned Contract with respect to an event or period on or prior to the Closing Date (or in the case of any Assigned Contracts not assigned at Closing, on or prior to the date such Assigned Contract is transferred pursuant to Section 5.10);
(c)    all Liabilities arising out of or related to the Excluded Assets, and unless specifically assumed as Purchased Assets or Assumed Liabilities, all Liabilities resulting from or arising out of the conduct of the Business prior to the Closing;
(d)    all Liabilities arising out of or related to or in respect of any employment or services performed by any individual (i) for periods on or prior to the Closing Date, (ii) which become due and payable solely as a result of the transactions contemplated hereby (including any change of control or similar bonus), and (iii) with respect to employees or other persons who do not continue employment or service with Purchaser following the Closing Date, for periods on or after the Closing Date, including but not limited to, workers compensation claims, except to the extent such Liabilities are included in Accounts Payable and Accrued Expenses included in Closing Net Working Capital;
(e)    any Liabilities for unused vacation time to which any Transferred Employee is entitled as of immediately prior to the Closing Date unless such amount is reflected as a liability in the Closing Net Working Capital Amount;
(f)    except as provided in Section 5.7, any Liabilities of the Company or the Stockholder, or otherwise imposed on the Purchased Assets or with respect to the Business, for any Pre-Closing Tax Period in respect of any Tax, including without limitation (i) any Liability of the Company or the Stockholder for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise and (ii) any Transfer Taxes;
(g)    all Existing Environmental Liabilities;
(h)    all Liabilities arising out of or related to the ownership or other interests of any security holder of any the Company, including with respect to any operating agreement, voting agreement, tax sharing agreement, option or rights agreement, or other arrangement or agreement among such persons and/or their Affiliates; and

(i)	all Indebtedness of the Company.

Section 1.5    Transfer of Omitted Assets. Except as otherwise provided in Section 5.10, following the Closing, to the extent not previously sold, transferred, conveyed, assigned or otherwise delivered to Purchaser at Closing pursuant to Section 1.1, the Company shall, upon request from Purchaser, sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase (for no additional consideration), accept and acquire from the Company all of the Company’s right, title and interest in, to and under any asset related to the Business (other than the Excluded Assets) (without the requirement that the asset in question be scheduled, if applicable) and all associated Liabilities arising after the date of such transfer (collectively, the “Omitted Assets”). The Parties acknowledge and agree that any Omitted Asset required by this Section 1.5 to be transferred by the Company, on the one hand, and acquired by Purchaser, on the other hand, shall for all purposes of this Agreement be deemed to have been an “Assigned Contract” or asset subject to such other applicable category described in Section 1.1, as applicable (without regard to the schedule referred to in such definition, if applicable) and a “Purchased Asset”, and shall be deemed to have been included in the applicable schedule as of the date hereof for purposes of Article III or Article VII.

Section 1.6    Purchase Price Proceeds; Certain Directed Payments. Upon the terms and subject to the conditions of this Agreement, in consideration for the transfer of the Purchased Assets to Purchaser, in each case pursuant to this Article I, Purchaser shall:
(a)    pay to the Company, as allocated pursuant to Schedule 1.6(a), the “Initial Purchase Price Proceeds” of (i) Thirty Million Dollars ($30,000,000) in cash, minus (ii) the Estimated Net Working Capital Deficit, if applicable, plus (iii) the Estimated Net Working Capital Excess, if applicable, minus (iv) Three Million Dollars ($3,000,000) in cash to be held by the Escrow Agent as the Escrow Funds (as defined below), minus (v) the Estimated Closing Debt Amount, if any, to be repaid at Closing, and minus (vi) the Estimated Subscription Amount. Any adjustments to the Initial Purchase Price Proceeds shall be made in accordance with Section 1.7 below (the Initial Purchase Price Proceeds, as so adjusted the “Purchase Price Proceeds”). All payments to the Company will be paid by wire transfer of immediately available funds to the applicable account set forth on Schedule 1.6(a);
In calculating the Initial Purchase Price Proceeds, “Estimated Net Working Capital Deficit” means the amount by which Estimated Closing Net Working Capital is less than the Base Net Working Capital, if applicable, and “Estimated Net Working Capital Excess” means the amount by which Estimated Closing Net Working Capital is greater than the Base Net Working Capital, if applicable.

Section 1.7    Adjustment to Initial Purchase Price Proceeds.
(a)    No later than ninety (90) Business Days following the Closing Date, Purchaser shall prepare and deliver to the Company its calculation of the Purchase Price Proceeds, including the Closing Net Working Capital, Closing Debt Amount and Subscription Amount, such calculation to be based on the Books and Records and other Business information then available, and with respect to Closing Net Working Capital, consistent with the example calculation set forth on Exhibit A (the “Closing Date Schedule”). The Company shall provide reasonable assistance to Purchaser in connection with preparation of the Closing Date Schedule, including by providing reasonable access to books and records of the Company. Purchaser shall deliver to the Company all reasonably requested relevant backup materials, in detail reasonably requested by the Company, together with a certification, signed by Purchaser’s chief financial officer, and confirming that such calculations have been prepared in good faith consistent with the example set forth on Exhibit A, concurrently with the delivery of such calculation. As provided in Section 1.6 hereof, purchase price payable hereunder shall be adjusted, dollar for dollar, up or down, as appropriate, to the extent that Purchase Price Proceeds, as finally determined pursuant to this Section 1.7 either (x) exceeds the Initial Purchase Price Proceeds, or (y) is less than the Initial Purchase Price Proceeds, as applicable.
(b)    If the Company disputes the calculation of any component of the Purchase Price Proceeds set forth in the Closing Date Schedule, then the Company may deliver a written notice (a “Dispute Notice”) to Purchaser at any time during the thirty (30) calendar day period commencing upon receipt by the Company of the Closing Date Schedule (the “Review Period”). The Dispute Notice shall set forth in reasonable detail the basis for any dispute as well as the Company’s calculation of the disputed component, which shall be done in good faith consistent, in the case of Closing Net Working Capital, with the example calculation set forth on Exhibit A. If the Company does not deliver a Dispute Notice prior to the expiration of the Review Period, then Purchaser’s determination of the Purchase Price Proceeds set forth in the Closing Date Schedule shall be deemed final and binding on the Company and Purchaser for all purposes of this Agreement.
(c)    If the Company delivers a Dispute Notice to Purchaser prior to the expiration of the Review Period, then the Company and Purchaser shall use commercially reasonable efforts to reach agreement on each component of Purchase Price Proceeds that is in dispute. If the Company and Purchaser are unable to reach agreement on the final resolution of each component of Purchase Price Proceeds that is in dispute within thirty (30) calendar days after the end of the Review Period, then either Party shall have the right to refer such dispute to a mutually agreed independent accountant of nationally recognized reputation for resolution (the “Neutral Party”). In connection with the resolution of any such dispute by the Neutral Party: (i) the Company and Purchaser shall have a reasonable opportunity to meet with the Neutral Party to provide their views as to any issues with respect to the calculation of any component of Purchase Price Proceeds that are unresolved from the Dispute Notice; (ii) the Neutral Party, acting as an expert and not as an arbitrator, shall determine Purchase Price Proceeds consistent with the example set forth on Exhibit A (and perform any necessary calculations in connection therewith) within thirty (30) calendar days of such referral, and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to the Company and Purchaser; and (iii) Purchase Price Proceeds, as determined by the Neutral Party shall, absent fraud or manifest error, be binding upon the Parties. In performing the Expert Calculations, the Neutral Party (i) shall be limited to addressing any particular disputes referred to in the Dispute Notice and (ii) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by the Company or Purchaser, and no less than the lower amount calculated by the Company or Purchaser, as the case may be. The Expert Calculations shall reflect in detail the differences, if any, between Purchase Price

Proceeds reflected therein and Purchase Price Proceeds set forth in the Closing Date Schedule. If such a review is conducted, then the Party (i.e., Purchaser, on the one hand, or the Company, on the other hand) whose last proposed offer for the settlement of the items in dispute, taken as a whole, was farther away from the final determination by the Neutral Party pursuant to the preceding sentence, shall pay all fees and expenses associated with such review.
(d)    No later than twenty (20) Business Days following the final determination of Purchase Price Proceeds pursuant to Sections 1.7(b) and 1.7(c) (the “Adjustment Payment Date”):
(i)    if the Purchase Price Proceeds, as finally determined pursuant to Sections 1.7(b) and 1.7(c), exceeds the Initial Purchase Price Proceeds, then Purchaser shall, on or prior to the Adjustment Payment Date, pay to the Company the amount of such difference; and
(ii)    if the Purchase Price Proceeds, as finally determined pursuant to Sections 1.7(b) and 1.7(c), is less than the Initial Purchase Price Proceeds, then either the Company or the Stockholder shall, on or prior to the Adjustment Payment Date, pay to Purchaser, the amount of such difference.
(e)    All payments described in this Section 1.7 shall be made by wire transfer of immediately available funds to the account or accounts previously specified in writing by the recipient Party.
Section 1.8    Escrow FundsAt the Closing, Purchaser shall deposit Three Million Dollars ($3,000,000) (the “Escrow Funds”) from the Purchase Price to be held by the Escrow Agent for a period of eighteen (18) months from the Closing Date (the “Escrow Expiration Date”) with the Escrow Agent pursuant to the Escrow Agreement in order to efficiently administer certain matters contemplated hereby following the Closing, including but not limited to the defense or settlement of any claims for which the Purchaser Indemnitees (as defined below) may be entitled to indemnification pursuant to Article VII.
Section 1.9    Allocation of Purchase Price Proceeds for Purchased Assets.
(a)    The Purchase Price Proceeds (plus Assumed Liabilities, to the extent properly taken into account for federal income tax purposes) shall be allocated among the Purchased Assets and the covenant not to compete contained in this Agreement in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local or foreign law, as appropriate) (the “Allocation”). The Allocation shall be delivered by Purchaser to the Company within ninety (90) calendar days after the final determination of Purchase Price Proceeds pursuant to Sections 1.7(b) and 1.7(c) for the Company’s approval, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Allocation should be prepared in accordance with the principles set forth on Schedule 1.9(a) (the “Allocation”).
(b)    The Allocation shall be revised to appropriately take into account any payments made pursuant to Section 1.7 (to the extent necessary), Article VII or any other provisions of the Agreement, and Purchaser shall deliver to the Company an amended Allocation reflecting such revision.
(c)    The Company and Purchaser (each a “Tax Filing Party”) shall file all Tax Returns (including IRS Form 8594) consistent with the Allocation (as may be amended pursuant to Section 1.9(b)). Each Tax Filing Party shall prepare and file its Tax Returns consistently with the Allocation; provided, however, that nothing contained herein shall prevent a Tax Filing Party from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation, and no Tax Filing Party shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Allocation.
Section 1.1    Withholding. Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as Purchaser may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.
ARTICLE II
CLOSING
Section 2.1    Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement and the other Documents (the “Transactions”) shall take place as soon as practicable hereafter, but in any event within five (5) Business Days, upon the satisfaction or (or to the extent permitted) waiver of the latest to occur of the conditions to the Closing set forth in

Article VI hereof (other than the conditions to be satisfied at the Closing) or such other date as shall be mutually agreeable to the Parties hereto (the “Closing Date”).
Section 2.2    Closing Deliveries. At the Closing, unless waived (to the extent such conditions can be waived), each Party hereto shall deliver to the appropriate Persons each of the documents, certificates, instruments or evidences of satisfaction of conditions required to be delivered by such Party as a condition to the Closing pursuant to Article VI.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDER
Each of the Company and the Stockholder hereby jointly and severally represent and warrant to Purchaser that the statements contained in this Article III are true and correct, except as set forth in the schedules provided by the Company to Purchaser (the “Company Disclosure Schedule”), in each case as of the date of this Agreement and as of the Closing.
Section 3.1    Authority and Binding Effect. The Company and the Stockholder have all requisite power and authority to execute and deliver this Agreement and the Other Agreements to be executed and delivered by, or on behalf of, such Party, and to consummate the Transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Other Agreements have been, at a meeting duly called and held (or pursuant to a unanimous written consent in lieu thereof), duly and validly unanimously approved by the board of directors of the Company, and this Agreement and the transactions contemplated hereby have been unanimously adopted and approved by all of the voting stockholders of the Company. No additional other corporate proceedings on the part of the Company is necessary in connection with the execution, delivery and performance of this Agreement or the Other Agreements. This Agreement has been duly executed and delivered by each of the Company and the Stockholder and this Agreement is (and the Other Agreements when executed and delivered will be) a legal, valid and binding obligation of each of the Company and the Stockholder enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.
Section 3.2    Organization; Capitalization.
(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to own its properties and carry on the Business as it is now being conducted, and, in each case, is duly licensed or qualified to do business and is in good standing as a corporation in each jurisdiction in which the nature of the Business or ownership of its properties makes such qualification necessary, except where any failure to be so qualified and in good standing could not reasonably be expected to have or result in a Material Adverse Effect. The Company has made available to Purchaser correct and complete copies of its Organization Documents, which documents reflect all amendments made thereto at any time on or prior to the date hereof. The Company is not in material default under or in violation of any material provision of its Organization Documents.
(b)    The authorized capital stock of the Company consists of (i) 500,000 shares of Class A Voting Common Stock, of which 500 shares are issued and outstanding as of the date hereof, and 500,000 shares of Class B Non-Voting Common Stock, of which 5,000 shares are issued and outstanding as of the date hereof (the “Company Common Stock”). As of the date hereof, the Company Common Stock is held by the Persons listed in Schedule 3.2(b) of the Company Disclosure Schedule, which further sets forth for each such Person the number of shares of Company Common Stock held by such Person and the number of the applicable stock certificates representing such shares. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company’s Organizational Documents, or any agreement to which the Company is a party or by which it is bound. All outstanding shares of Company Common Stock were issued in compliance with Applicable Law, including federal and state securities laws. There are no outstanding shares of Company Common Stock that constitute unvested restricted stock or that are otherwise subject to a repurchase or redemption right. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock. The Company has no other capital stock authorized, issued or outstanding, and no options, warrants or other securities convertible into or exercisable for shares of Company Common Stock.
Section 3.3    Subsidiaries. The Company does not own or has not owned any Subsidiary (currently in existence or otherwise), or any other interest or right to any interest in any other Person.
Section 3.4    No Violations. Except as set forth on Schedule 3.4, the execution and delivery of this Agreement and the Other Agreements by each of the Company and the Stockholder, and the performance and consummation of the Transactions contemplated hereby and thereby by the Company and the Stockholder, does not (a) conflict with or violate any provision of the

Company’s Organizational Documents, (b) conflict with, or result in the breach of, or constitute a violation of or default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Company or the Business under, any Contract or the loss of any benefit to which the Company is entitled under any Contract, (c) violate or result in a breach of or constitute a default under any Applicable Law to which the Company or the assets or operation of the Business is subject or (d) give rise to any preferential purchase right, right of first refusal, Lien of any nature, or similar rights upon or with respect to any of the property or other assets now or hereafter owned by the Company.
Section 3.5    Consents and Approvals. Except as set forth on Schedule 3.4, no notice to, declaration or filing with, or Consent of any Person is required by or with respect to the Company or the Business in connection with the execution and delivery by the Company and the Stockholder of this Agreement, and the consummation of the Transactions contemplated hereby in accordance with the terms hereof or the assignment of the Assigned Contracts to Purchaser.
Section 3.6    Financial Statements; Books and Records.
(a)    The Company has delivered to Purchaser true and complete copies of the following financial statements, copies of which are attached in Schedule 3.6(a) of the Company Disclosure Schedule: (i) the audited balance sheet of the Company as of December 31, 2012 and December 31, 2013, and the related audited statements of income, retained earnings and cash flows of the Company for the twelve (12) months then ended, and (ii) the unaudited balance sheet of the Company as of June 30, 2014, and the related unaudited statements of income, retained earnings and cash flows for the six (6)] months then ended (together, the “Financial Statements”). The Financial Statements are true, accurate and correct in all material respects, have been prepared in accordance with GAAP consistently applied and consistent with the books and records of the Company and present fairly in all material respects the financial condition of the Business and results of the operations and cash flows of the Business at and for the periods presented.
(b)    The books of account and other financial records of the Company have been kept accurately in the ordinary course of business consistent with past practice and Applicable Law in all material respects, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects. The Company has established and maintains a system of internal accounting controls suitable for a privately held company of its size and sufficient to provide reasonable assurance, in all material respects (i) that receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the board of directors of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements for external purposes in conformity with GAAP, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could reasonably be expected to be material to the Company, (iv) that the amount recorded for assets on the books and records of the Company are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
(c)    Since December 31, 2011, there has been no material change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company, other than (i) write-downs or write-offs in the value of assets as required under GAAP or (ii) such adjustments as may be required by under GAAP as a result of the consummation of the Transactions contemplated by this Agreement.
(d)    The Company does not have any liability or obligation of any kind whatsoever relating to the Business, whether accrued, contingent, absolute, determined, determinable or otherwise, other than Liabilities of the Business that have been incurred by the Company after December 31, 2013 in the ordinary course of business consistent with past practice and that have not been incurred as a result of the breach of any Contract, the violation of any Applicable Law or the commission of any tort.
(e)    The Accounts Receivable represent bona fide claims against debtors for sales, services performed or other charges arising on or before the respective dates of recording thereof. All Accounts Receivable have been billed in accordance with the past practice and custom of the Company consistently applied and are collectible in the ordinary course of business consistent with past practice.
(f)    The Company has paid all trade accounts payables related to the Business (which, pursuant to their stated terms, were required to be paid in the ordinary course of business prior to the Closing Date).

Section 3.7    Absence of Changes. Except as otherwise disclosed to Purchaser on the Company Disclosure Schedule:
(d)    Since December 31, 2013, the Company has conducted the Business in all material respects in the ordinary course of business consistent with past practice.
(e)    From December 31, 2013 through the date of this Agreement, there has not been any Material Adverse Effect or any events, changes, effects or developments that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(f)    From December 31, 2013 through the date of this Agreement, the Company has not taken any action to (nor has there occurred any action to):
(i)    amend the Organizational Documents (whether by merger, consolidation or otherwise) of the Company;
(ii)    split, combine or reclassify any capital stock of the Company, or declare, set aside or pay any dividend or other distribution (other than cash dividends or cash distributions) in respect of any securities of the Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any such securities (other than redemptions of non-voting securities for cash);
(iii)    issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of capital stock or any other security the Company, or amend any term of any security of the Company (whether by merger, consolidation or otherwise);
(iv)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses related to the Business, other than acquisitions in the ordinary course of business consistent with past practice;
(v)    sell, lease, license or otherwise transfer, or create or incur any Liens (other than Permitted Liens) on, any of the Purchased Assets, other than sales or licenses of products or services in the ordinary course of business consistent with past practice;
(vi)    except in the ordinary course of business consistent with past practice and except for distributions to stockholders, make any payment in respect of any obligation to any officer, director, stockholder, Affiliate or Related Person of any amount;
(vii)    (A) enter into any Contract that would be a Material Contract (other than Contracts entered into in the standard form(s) made available to Purchaser), (B) modify, amend or terminate any Material Contract in any material respect (other than completion, non-renewal, or expiration of any Material Contract in accordance with its existing terms) or (C) waive, release or assign any of the material rights or claims of the Company thereunder;
(viii)    enter into any Contract that limits or otherwise restricts in any material respect the Business or any of the Purchased Assets or that would reasonably be expected to, after the Closing Date, limit or restrict in any material respect Purchaser or any of its Affiliates, from engaging or competing in any line of business, at any location or with any Person;
(ix)    materially change the accounting policies or procedures related to the Business or the Company;
(x)    other than in the ordinary course of business under agreements, or written policies which have been made available to Purchaser: (A) grant or increase any severance or termination pay to (or amend any existing arrangement with) any Business Employee, (B) pay any bonuses or increase the rates of base compensation, bonus compensation, commissions or other compensation or benefits payable or to become payable to any Business Employee, (C) increase benefits payable to any Business Employee under any existing severance or termination pay policies or employment agreements, (D) enter into any employment, deferred compensation or other agreement or offer (or amend any such existing agreement or offer) with any Business Employee or (E) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, commission, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, option, restricted unit or interest or other benefit plan or arrangement covering any Business Employee;
(xi)    commence, settle, or offer or propose to settle, any Proceeding involving the Business, Purchased Assets or Assumed Liabilities;
(i)    make, change or revoke any Tax election; change an annual accounting period; adopt or change any accounting method with respect to Taxes; file any amended Tax Return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes; in each case to the extent such action could affect the conduct of the Business or otherwise affect Purchaser;
(ii)    make any capital expenditure related to the Business in excess of $250,000 individually;
(iii)    take any action that would, individually or in conjunction with any other action, require notice to any current or former employee under the WARN Act or any Other WARN Laws;
(iv)    enter into any arrangement the result of which is the loss, expiration or termination of any license or right under or to any Licensed Intellectual Property, except in the ordinary course of business consistent with past practice which is not material to the Business; or
(v)    agree or commit to any of the foregoing.
Section 3.8    Title to Assets; Leased Property and Related Matters.
(a)    The Company has good and valid title to, or, in the case solely of the Leased Real Property and Personal Property Leases, the Company has a valid right to use such Leased Real Property and Personal Property Leases, all of the Purchased Assets, free and clear of all Liens, except for Permitted Liens. The Stockholder does not have any right, title, and interest in (other than solely in his capacity as a stockholder of the Company), to or under any assets, rights, claims and contracts related to the Business, including any assets which would constitute Purchased Assets pursuant to Section 1.1 if the Stockholder were substituted for the Company therein.
(b)    The Purchased Assets constitute all of the properties, rights and interests necessary to conduct the Business in substantially the same manner as conducted by the Company prior to the Closing.
(c)    The Company does not own any real property.
(d)    Schedule 3.8(d) of the Company Disclosure Schedule sets forth a list of all real property leased by the Company (the “Leased Real Property”). Accurate and complete copies of all leases relating to Leased Real Property (the “Real Property Leases”) have been made available to Purchaser. With respect to each Real Property Lease:
(i)    The Company has a valid and enforceable leasehold interest to the leasehold estate in the Leased Real Property granted to the Company pursuant to such Real Property Lease, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;
(ii)    such Real Property Lease has been authorized and executed by the Company, and represent the entire agreement with each landlord with respect to each parcel of Leased Real Property leased thereby;
(iii)    the Company is not in material default under such Real Property Lease, nor, to the Company’s knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by the Company;
(iv)    to the Company’s knowledge, the landlord identified in such Real Property Lease is not in material default under such Real Property Lease, nor, to the Company’s knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by such landlord; and

(v)    the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in such Real Property Lease.
(e)    The Company has not received any written notice from any Person that it is in violation of any zoning, use, health, traffic, fire safety, occupancy, building, regulation, ordinance or other Applicable Law relating to the Leased Real Property.
(f)    To the Company’s knowledge, there are no pending or threatened condemnation proceedings, lawsuits, administrative actions or investigations, or other legal proceedings with respect to any Leased Real Property and/or impacting the operations thereon.
(g)    Except with respect to leased personal property held pursuant to a Personal Property Lease, the Company has good title to all of its tangible personal property and assets, free and clear of any Liens, other than Permitted Liens.
Section 3.9    [Reserved]
Section 3.10    Litigation. Except as set forth on Schedule 3.10 of the Company Disclosure Schedule, there has not been since December 31, 2010, nor is there presently, any pending Proceeding, or to the Company’s knowledge, threatened Proceeding, that: (a) relates to the Business, Purchased Assets, Assumed Liabilities or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (b) challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions contemplated by this Agreement. To the Company’s knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Proceeding. Neither the Company nor any of the Purchased Assets or Assumed Liabilities is subject to any outstanding writ, order, judgment, injunction or decree of any Governmental Authority relating to the Business or any of the Purchased Assets. To the Company’s knowledge, no officer of the Company and no employee of the Company is subject to any writ, order, writ, judgment, injunction or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Business.
Section 3.11    Compliance With Laws; Foreign Corrupt Practices Act. The Company is not (and never has been) in default or violation of, or to the Company’s knowledge, under investigation with respect to or threatened to be charged with, or given notice of any violation of, in any material respect, any Applicable Law applicable to the Business or by which any of the Purchased Assets is bound. The Company has not, and to Company’s knowledge, no officer, agent, employee or other Person acting on behalf of the Company or the Business has, directly or indirectly: (a) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Business; (b) made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (d) made any bribe, payoff, influence payment, kickback or other similar unlawful payment.
Section 3.12    Permits. Schedule 3.12 of the Company Disclosure Schedule sets forth an accurate and complete list of all Permits which have been issued to the Company related to the Business and are currently in effect (the “Company Permits”). Each Company Permit is valid and in full force and effect, and the Company is not in default in any material respect thereunder. There is no investigation or proceeding pending or, to the Company’s knowledge, threatened that would reasonably be expected to result in the termination, revocation, suspension or restriction of, or the loss of any benefit to which the Company would obtain from, any Company Permit or the imposition of any fine, penalty or other sanctions for violation of any Applicable Law relating to any Company Permit, and none of the Company Permits will be terminated or impaired or become terminable or impaired, in whole or in part, as a result of the Transactions contemplated by this Agreement. The Company Permits constitute all of the Permits required to conduct the Business as presently conducted by the Company.
Section 3.13    Environmental Matters.
(a)    The Company is and, for the previous five (5) years, has been in material compliance with all Environmental Laws as to the Business and the Purchased Assets
(b)    To the Company’s knowledge, no Hazardous Materials have been Released or have otherwise come to be located at or under the Leased Real Property in a quantity or manner that has resulted in contamination of the soil, groundwater, surface water or structures that requires investigation, removal, remediation or other response action under applicable Environmental Laws or could reasonably be expected to result in the assertion of an Environmental Claim against the Company.
(c)    The Company has not generated, treated, stored, Released, transported or arranged for transportation or disposal of any Hazardous Material at any Leased Real Property or otherwise in connection with the Business except in material compliance with Environmental Laws, in a manner and quantity reasonably necessary for the conduct of the Business, and in a manner that would not reasonably be expected to result in the assertion of an Environmental Claim against the Company or the Business.
(d)    The Company has not received any written notice of alleged, actual or potential responsibility or liability for, or any inquiry or investigation regarding: (i) the violation of any Environmental Laws or Environmental Permits; (ii) the presence, Release or threatened Release, generation, transportation, or disposal of any Hazardous Materials at the Real Property, or any other location; or (iii) injury or damage to any Person, property, or natural resource as a result of exposure to or the presence, Release, threatened Release, or discharge of any Hazardous Materials. To the Company’s knowledge, no Environmental Claim regarding any such matters is pending or threatened.
Section 3.14    Material Contracts.
(a)    Except as listed on Schedule 3.14(a) of the Company Disclosure Schedule, with respect to the Business or any of the Purchased Assets or Assumed Liabilities, the Company is not a party to (each, a “Material Contract”):
(i)    any Contract that involves the purchase or sale of goods or services with a value, or involving payments by or to the Company, of more than $50,000 per year;
(ii)    any employment agreement with a Person providing services to the Company or the Business;
(iii)    any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to Indebtedness (other than capitalized lease obligations entered into in the ordinary course with aggregate obligations of not less than $25,000), or any guarantee of third party obligations, or any lien securing such indebtedness or obligations;
(iv)    any collective bargaining agreement with any labor unions or associations representing employees;
(v)    any Contract pursuant to which any Intellectual Property Rights or Technology that is currently being used by the Company is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company (other than license terms for Open Source Software and Contracts for non-customized software that (A) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (B) is not incorporated into, or used directly in the development, manufacturing or distribution of, the Company’s products or services and (C) is generally available on standard terms for either (y) annual payments by the Business of $25,000 or less or (z) aggregate payments by the Business of $50,000 or less (“Standard Software”));
(vi)    any Contract pursuant to which any Assigned Intellectual Property or Licensed Intellectual Property is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to a third party by the Company or pursuant to which the Company has agreed not to enforce any Intellectual Property Right owned by or exclusively licensed to the Company against any third party, in each case, except for Contracts granting non-exclusive licenses entered into in the ordinary course of business consistent with past practice;
(vii)    any material distributor, original equipment manufacturer, reseller, value added reseller, sales, agency or manufacturer’s representative Contract;
(viii)    any material limited liability company, joint venture or partnership agreement, or any sharing of revenues, profits, losses, costs or liabilities or any other similar Contract;
(ix)    except Contracts related to Open Source Software, any Contract imposing any restriction on the Company’s right or ability, or, after the Closing Date, the right or ability of Purchaser or any of its Affiliates (A) to compete in any line of business or with any Person, to offer or sell any products or services, or to partner with any third party, in any area or which would so limit the freedom of Purchaser or any of its Affiliates after the Closing Date (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the products or services offered by the Company or any related Technology or Intellectual Property Right), (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person or (C) develop or distribute any Technology;
(x)    any Contract providing for “most favored nation” terms, including such terms for pricing;
(xi)    any Contract in which the Company has the exclusive right to publish content of a third party;
(xii)    any Contract which provides for an outstanding loan or advance (excluding advances for travel and entertainment expenses made in accordance with customary policies for such advances), in any amount and to any manager, officer, director or employee of the Company or any trustee, beneficiary, or Affiliate of the Company;
(xiii)    any settlement or release agreement or other agreement, except Open Source Software contracts, pursuant to which the Company has relinquished or agreed not to enforce the rights of the Company or which imposes any obligations or liabilities on the Company in a Proceeding, pending or threatened;
(xiv)    any Personal Property Lease;
(xv)    any Contract relating to cleanup, abatement, monitoring or other actions in connection with any Liability related to Environmental Laws;
(xvi)    any Contract with a Governmental Authority; or
(xvii)    any other Contract not made in the ordinary course of business that is material to the Business.
(b)    The Company has made available to Purchaser accurate and complete copies of all written Contracts identified in Schedule 3.14(a) of the Company Disclosure Schedule, including all amendments thereto, but excluding those customer Contracts that were entered into by the customer accepting one or more of Company’s standard click-through agreements in the form made available to Purchaser, which Contracts are valid and binding on the applicable customer. Schedule 3.14(a) of the Company Disclosure Schedule provides an accurate description of the terms of each Contract identified in Schedule 3.14(a) of the Company Disclosure Schedule that is not in written form. Except as set forth on Schedule 3.14(b), all of the Material Contracts are in full force and effect and constitute legal and binding obligations of the Company and the party thereto, as the case may be. Neither the Company nor, to the Company’s knowledge, any other party is in breach of or default under, and no event has occurred which with notice or lapse of time, or both, would become a breach of or default under, any Material Contract. Except as set forth on Schedule 3.14(b), neither the Company, nor to the Company’s knowledge, any other party, has received notice from any party of its or any other party’s intention to cancel, not renew or otherwise terminate any Material Contract, and there are no facts or circumstances that would reasonably be expected to result in an violation of any provision of, or the failure to perform any act which would constitute a breach of, or default under, any Material Contract.

Section 3.15    Intellectual Property.
(a)    Schedule 3.15(a) of the Company Disclosure Schedule accurately identifies and describes as of the date of this Agreement each product and service developed, marketed, licensed, sold, performed, distributed or otherwise made available as part of the conduct of the Business, including any product or service currently under development by the Company for the Business.
(b)    Schedule 3.15(b) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest and (iv) all unregistered trademarks used in connection with the Business. The Company has provided Purchaser with complete and accurate copies of all applications, correspondence, and other material, non-privileged documents related to each such item of Registered IP.
(c)    Schedule 3.15(c) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (i) all Intellectual Property Rights or Technology licensed, sold, assigned or otherwise conveyed or provided to the Company and used in the Business (other than Standard Software and licenses received from customers in the ordinary course of business in connection with the Company providing services to such customers under agreements which do not deviate materially from the Company’s standard form customer agreements), (ii) the corresponding Contract or Contracts pursuant to which any such Licensed Intellectual Property is licensed to the Company, and (iii) whether such license or licenses granted to the Company is or are, as the case may be, exclusive or nonexclusive. No Person who has licensed Licensed Intellectual Property to the Company has any ownership rights or exclusive license rights to derivative works or improvements made by the Company related to such Licensed Intellectual Property.
(d)    Schedule 3.15(d) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP, except licenses granted to the Company’s customers in the ordinary course of business under agreements which do not materially deviate from the Company’s standard form customer agreements. Except for those Contracts identified on Schedule 3.15(d), the Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, assert, enforce, or otherwise exploit any Company IP anywhere in the world. The Company has not transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Technology or Intellectual Property Right to any Person.
(e)    The Company has made available to Purchaser an accurate and complete copy of each of the following standard forms of Company IP Contract used by the Company at any time and when such form was used (if such form is no longer used as of the date of this Agreement) (other than forms of Company IP Contracts (1) where all such Company IP Contracts on such form have been terminated and under which the Company has no further financial or other material obligations, except for indemnification obligations that may survive such termination but that do not materially deviate from the current Company forms which have been made available to Purchaser, or (2) under which the Company’s material rights and obligations do not materially deviate from the current Company forms which have been made available to Purchaser and which do not contain restrictions on the ability of the Company to compete in any line of business): (i) end user or sales agreement or purchase order acknowledgement form, (ii) terms of service (if applicable), (iii) development, consulting or independent contractor agreement containing any assignment or license of Technology or Intellectual Property Rights, or (iv) content publishing agreements. The Company has made available to the Purchaser a complete and accurate copy of any such Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Purchaser.

(f)    The Company exclusively owns all right, title, and interest to and in the Company IP free and clear of any lien (statutory or other) or security interest.
(g)    Schedule 3.15(g) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts pursuant to which the Company is obligated to pay royalties, fees, commissions, and other amounts (other than sales commissions paid to employees according to any of the Company’s standard commissions plan) for the manufacture, sale, or distribution of any Company Product or the use of any Company IP or Licensed Intellectual Property.

(h)    To the Company’s knowledge, all Company IP is valid and enforceable. The Company has made all filings and payments and taken all other actions required to be made or taken to maintain Registered IP in full force and effect by the applicable deadline and otherwise in accordance with all Applicable Laws. No interference, opposition, reissue, reexamination, or other Proceeding is or since December 31, 2009, has been pending or, to the Company’s knowledge, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. Each item of Registered IP is in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Registered IP in full force and effect have been made by the applicable deadline. No application for a patent or a material copyright, mask work, or trademark registration or any other type of material Registered IP filed by or on behalf of the Company at any time since December 31, 2009, has been abandoned, allowed to lapse, or rejected, except to the extent such Registered IP is no longer used in or otherwise material to the Business. The Company has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company IP. To the Company’s knowledge, no trademark or trade name owned, used, or applied for the Company and related to the Business conflicts or interferes with any trademark or trade name owned, used, and applied for by any other Person. To the Company’s knowledge, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any material trademark related to the Business (whether registered or unregistered) owned, used, or applied for by the Company. Schedule 3.15(h) of the Company Disclosure Schedule sets forth a detailed listing with respect to each item of Registered IP and all actions, filings and payment obligations due to be made to any Governmental Body within twelve (12) months following the Effective Date.
(i)    To the Company’s Knowledge, except as set forth on Schedule 3.15(i), no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Schedule 3.15(i) of the Company Disclosure Schedule accurately provides a brief description of the current status of any actual, alleged, or suspected infringement or misappropriation of any Company IP.
(j)    Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the Transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Schedules 3.15(c) or 3.15(d) of the Company Disclosure Schedule; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Company IP.
(k)    The Company IP and the Licensed Intellectual Property constitute all Intellectual Property Rights and Technology used in or necessary for the conduct of the Business as presently conducted, including the design, manufacture, license and sale of all products and services currently under development or in production.
(l)    The Company has not infringed, misappropriated, or otherwise violated any Intellectual Property Right of any other Person. No infringement, misappropriation, or similar claim or Proceeding related to the Business is pending or threatened in writing against the Company or, to the Company’s knowledge, against any Person who may be entitled to be indemnified or reimbursed by the Company with respect to such claim or Proceeding. The Company has not received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person.
(m)    None of the software related to the Business, and owned or developed by the Company, that is marketed, distributed, licensed, sold, or otherwise made available to any Person by the Company (collectively, “Company Software”) nor, to the Company’s knowledge, any third party software that the Company uses in the Business and that is marketed, distributed, licensed, sold, or otherwise made available to any Person by the Company, (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of the Company Software or any product or system containing or used in conjunction with the Company Software or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment to third parties relating to the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software.
(n)    No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Company implements industry standard measures designed to prevent the introduction of Malicious Code into Company Software, including firewall protections and regular virus scans.
(o)    No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who (i) is not, as of the date of this Agreement, an employee of the Company, or (ii) was not at the time of such access either an employee or a contractor with a contract providing for such contractor to keep Company information confidential and acknowledging that all work developed would be owned by the Company. The Company does not have any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, an employee of the Company.
(p)    Each Person who is or was an employee of the Company and who is or was involved in the creation or development of any Company IP has received a copy of Seller’s Employee Handbook and signed an Acknowledgement Form as provided therein substantially in the form which has been made available to the Purchaser. No current or former stockholder, officer, director, employee or contractor of the Company has any claim, right (whether or not currently exercisable), or ownership interest in any Company IP. To the Company’s knowledge, no employee of the Company is (i) bound by or otherwise subject to any Contract restricting him or her from performing his duties for the Company or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his or her activities as an employee of the Company.
(q)    Except to the extent required in connection with the use of the open source software set forth in Schedule 3.15(q), no Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) requires, or conditions the use or distribution of such Company Software or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for any portion of such Company Software or (B) the granting to licensees of the right to make derivative works or other modifications to such Company Software or portions thereof or (ii) otherwise imposes any limitation, restriction, or condition on the right or ability of the Company to use, distribute or charge for any Company Software. The Company’s representations in this Section 3.15(q) are the only representations and warranties the Company is making with respect to the existence of rights and obligations imposed by licenses for open source software used by the Company (“Open Source Software”) and all other representations and warranties in this Section 3.15 and in Sections 3.4, 3.5, and 3.14, shall be deemed to expressly exclude Open Source Software.
(r)    No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.
(s)    The Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.
(t)    The Company has not received or logged any product warranty claims regarding any Company Product since December 31, 2009.
Section 3.16    Information Technology.
(a)    All devices, software, computers and network systems and their configuration that are used to access, create, update, delete, read, view, transform, transfer, store and communicate information used by the Company in the conduct of the Business as well as the information itself (“IT Systems”) are owned by, or licensed or leased to, the Company. Copies or details of all material licenses and leases relating to the IT Systems have been made available to Purchaser. The Company is the legal and beneficial owner of, or has a contractual right to use the IT Systems free from Liens, except for Permitted Liens, and has not, in the twelve (12) months prior to the date of this Agreement, received written notice from a third party alleging that the Company is in default under licenses or leases relating to the IT Systems.
(a)    The IT Systems have been satisfactorily maintained and supported and the Company has reasonable and appropriate maintenance and support agreements in respect of the IT Systems, and none of them will be terminable as a result of the execution or completion of this Agreement.

(b)    The IT Systems will have adequate capability and capacity for all of the processing and other functions required by the Company immediately following the Closing Date.
(c)    The Company has in effect disaster recovery plans which are reasonable for the Business and which have been made available to Purchaser, procedures and facilities for its business and has taken all reasonable steps to safeguard the security and the integrity of its IT Systems. To the Company’s knowledge, in the past twenty four months there have been no unauthorized intrusions or breaches of the security with respect to the IT Systems. The Company has implemented those security patches or upgrades that are generally available for the IT Systems which are material to the IT Systems and the Business.
(d)    The Company implements industry standard measures designed to prevent the introduction of Malicious Code into its IT Systems, including firewall protections and regular virus scans and for taking and storing on-site and off-site back-up copies of Software, Customer Data and Personal Data.
Section 3.17    Privacy and Personal Data.
(a)    The Company is, and has at all times since December 31, 2009, been, in material compliance with (i) all Applicable Laws and industry standards; and (ii) all Contracts (or portions thereof) related to the Business between the Company and vendors, marketing affiliates, and other customers and business partners, that are applicable to the use and disclosure of Personal Data (such Contracts being hereinafter referred to as “Privacy Agreements”). The Company has delivered to Purchaser accurate and complete copies of all of the Privacy Agreements of the Company.
(b)    The Privacy Agreements and all publicly posted privacy statements or notices do not require the delivery of any notice to or consent from any Person, or prohibit the transfer of Personal Data collected and in the possession or control of the Company to Purchaser, in connection with the execution, delivery, or performance of this Agreement or the consummation of any of the Transactions contemplated by this Agreement.
(c)    The Company has confidentiality agreements in place with all Affiliates, vendors or other Persons whose relationship with the Company involves the collection, use, disclosure, storage, or processing of Personal Data on behalf of the Company, which agreements require such Persons to protect such Personal Data in a manner consistent with the Company’s obligations in the Privacy Agreements and in compliance with Applicable Laws.
(d)    Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the Transactions contemplated by this Agreement will result in any violation of any Privacy Agreements or any Applicable Law pertaining to privacy, or Personal Data.
(e)    The Company has reasonable safeguards in place to protect Personal Data in the Company’s possession or control from unauthorized access by third Persons, including the Company’s employees and contractors.
(f)    To the Company’s knowledge, no Person has made any illegal or unauthorized use of Personal Data that was collected by or on behalf of the Company and is in the possession or control of the Company.
(g)    Except as set forth on Schedule 3.17(g), the Company is not bound by any Contract or other obligation than prohibits the Company from using Personal Data, or other information if such information has been de-identified.
Section 3.18    Tax Matters.
(a)    The Company is a validly electing S corporation for U.S. federal income tax purposes. The Company has timely filed (taking into account any extensions of time for such filings that have been properly and timely requested by the Company) all Tax Returns that were required to be filed. All such Tax Returns are complete and accurate in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. All Taxes that the Company has been required to collect or withhold have been collected or withheld and, to the extent required by law, have been timely paid to the proper Governmental Authority. Except as set forth on Schedule 3.18(a), no written claim has ever been made by a Governmental Authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(b)    There are no Liens on any of the Purchased Assets for Taxes (other than statutory liens for current Taxes not yet due and payable).

(c)    No deficiencies for Taxes of the Company has been claimed, proposed or assessed by any Governmental Authority which deficiencies remain unpaid or unresolved. There are no pending or, to Company’s knowledge, threatened audits, investigations, disputes, notices of deficiency, claims or other Proceedings for or relating to any liability for Taxes of the Company. There have been no audits of the Company’s Tax Returns by the relevant Governmental Authorities at any time during the last three (3) tax years. The Company has not been notified in writing that any Governmental Authority intends to audit the Company’s Tax Returns for any other period. No waiver or extension of a statute of limitations relating to Taxes is in effect with respect to the Company.
(d)    Since December 31, 2013, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past practice.
(e)    No Purchased Asset (i) is property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code or (v) is subject to a 467 rental agreement as defined in Section 467 of the Code.
(f)    The Company is not a party to any Tax sharing, indemnity, allocation, or similar agreements.
Section 3.19    Employee Benefit Plans.
(a)    Schedule 3.19(a)(i) of the Company Disclosure Schedule identifies each “employee benefit plan” (as defined in Section 3(3) of ERISA) which covers any Business Employee and any bonus, deferred or incentive compensation, retirement, profit sharing, equity-based, Code Section 125 cafeteria plan or flexible benefit arrangement, employment, consulting, change in control or severance plan, arrangement, agreement or program, and material fringe benefit plan, arrangement, agreement or program, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, maintained or contributed to for the benefit of any Business Employee by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any present or future Liability with respect to any Business Employee (collectively, the “Benefit Plans”). Schedule 3.19(a)(ii) of the Company Disclosure Schedule sets forth a list of each Business Employee as of the date hereof, and such Business Employee’s leave, sick pay or vacation benefit (earned or unearned).
(b)    The Company (i) has complied in all material respects with all applicable laws and regulations relating to the Benefit Plans, including but not limited to ERISA, and (ii) have administered each Benefit Plan in all material respects in compliance with Applicable Laws in accordance with its terms. The Company has not made any commitments to increase benefits under any Benefit Plan or to otherwise amend any Benefit Plan.
(c)    Except as set forth on Schedule 3.19(c) of the Company Disclosure Schedule, no leased employee (within the meaning of Section 414(n) or (o) of the Code) as of the date hereof performs any material services for the Company with respect to the Business.
(d)    Each Benefit Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Code Section 401(a) (a “Pension Plan”) has received from the IRS a favorable determination letter or may rely upon any opinion letter for a prototype or volume submitter plan. To the Company’s knowledge, no event has occurred since the date of the most recent determination or opinion letter (other than the effective date of certain amendments to the Code the remedial amendment period for which has not expired) that would reasonably be expected to adversely affect the qualified status of any such Benefit Plan. No Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.
(e)    The Company nor any ERISA Affiliate or any trustee or agent of any Benefit Plan has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject the Company, any ERISA Affiliate or any trustee or agent of any Benefit Plan to the Tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.
(f)    The Company nor any ERISA Affiliate has been or is currently party to any (A) “multi‑employer plan,” as that term is defined in Section 3(37) of ERISA, (B) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (C) “pension plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (D) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA.

(g)    With respect to each Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to Company’s knowledge, threatened against any Benefit Plan, the Company, any ERISA Affiliate or any trustee or agent of any Benefit Plan.
(h)    With respect to each Benefit Plan to which the Company or any ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such Benefit Plan complies, and in each case has complied, in all material respects, with all applicable requirements of Section 4980B of the Code.
(i)    Full payment has been made of all amounts which the Company or any ERISA Affiliate was required to have paid as a contribution to any Benefit Plan as of the last day of the most recent fiscal year of each of the Benefit Plans ended prior to the date of this Agreement.
(j)    No Benefit Plan other than a Pension Plan provides benefits to any individual after termination of employment, other than as required by Applicable Law.
(k)    Except as set forth on Schedule 3.19(k) of the Company Disclosure Schedule, the consummation of the Transactions contemplated by this Agreement will not (i) entitle any current or former director, employee, contractor or consultant of the Business to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available or (iv) result (either alone or in conjunction with any other event) in the payment or series of payments by the Company or any of its Affiliates to any Person of an “excess parachute payment” within the meaning of Section 280G of the Code.
(l)    Schedule 3.19(l) of the Company Disclosure Schedule sets forth each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code). Except as set forth on Schedule 3.19(l), each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has at all times been operated, administered and documented in compliance with Section 409A of the Code.
Section 3.20    Insurance. The Company maintains policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses, as set forth in Schedule 3.20 of the Company Disclosure Schedule. All policies described or required to be set forth in Schedule 3.20 of the Company Disclosure Schedule are in full force and effect, and the Company is not in default, whether as to payment of premium or otherwise, in any material respect under the terms of any such policy. Excluding insurance policies that have expired and been replaced in the ordinary course of business consistent with past practice, no insurance policy has been cancelled within the last three (3) years and no threat has been made to cancel any insurance policy of the Company during such period. Since January 1, 2009, there has been no claim by the Company in excess of $25,000 under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.
Section 3.21    Transactions with Directors, Officers and Affiliates. No Affiliate, employee, officer, director or any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act of 1934, as amended) of the Company (each of the foregoing, a “Related Person”), other than in its capacity as an officer, director or employee of the Company (a) is involved, directly or indirectly, in any material business arrangement or other material relationship with the Company (whether written or oral) related to the Business or the Purchased Assets or (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used in the Business.
Section 3.22    Labor and Employment.
(a)    Schedule 3.22(a)(i) of the Company Disclosure Schedule lists each Business Employee as of the date hereof and such Business Employee’s (i) employment status (i.e., full time, part time, temporary, casual, seasonal, etc.), (ii) employment authorization or work visa status, to the extent required for employment authorization and/or verification purposes in the applicable jurisdiction and permitted by applicable laws, (iii) date of hire and service dates, (iv) current wages, salaries or hourly rate of pay, benefits (both statutory and nonstatutory), vacation entitlement, commissions and bonus opportunity (whether monetary or otherwise), (v) other material compensation paid or payable since the beginning of the most recently completed fiscal year, (vi) for any benefit that takes into account length of service to the Company, the date upon which each such term of employment with the Company became effective and (vii) location of current employment. The Company has made available to Purchaser copies of all written agreements between the Company and any employee of the Company. The employment of all employees of the Company is terminable at will. Except as otherwise indicated in Schedule 3.22(a)(ii) of the Company Disclosure Schedule, no Business Employee has indicated in writing (including electronic mail) to the Company that he or she will cancel or otherwise terminate their relationship with the Company and none of the Business Employees set forth on Schedule 3.22(a)(i) of the Company Disclosure Schedule has otherwise indicated to the Company that he or she will cancel or otherwise terminate their relationship with the Company.
(b)    The Company is not party or subject to a labor union or collective bargaining agreement in connection with the Business, and no such labor union or collective bargaining agreement is being negotiated. The Company has no obligation to negotiate any such labor union or collective bargaining agreement. To Company’s knowledge, there is no activity involving any current or former employee seeking to certify a collective bargaining unit or engaging in any other labor organizational activity.
(c)    No labor dispute, request for representation, picket, work slow-down, strike, work stoppage or any action or arbitration has occurred or is occurring or, to Company’s knowledge, has been threatened that involve any current or former employee within three years prior to the date hereof. No event has occurred or circumstance exists that may provide the basis of any work stoppage or other labor dispute in connection with the Business.
(d)    The Company is not the subject of any claim which is pending or, to Company’s knowledge, threatened, asserting that the Company has, in connection with the Business, committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state or foreign statutes) or seeking to compel the Company to bargain with any labor organization as to wages with conditions of employment.
(e)    The Company has complied with each, and is not in violation of any, law relating to anti-discrimination and equal employment opportunities in connection with the Business. There are, and have been within the last five years, no violations of any other law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any current or former employee or other Person in connection with the Business. The Company has filed all reports, information and notices required within the last five years under any law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any current or former employee or other Person in connection with the Business, and will timely file prior to Closing all such reports, information and notices required by any law to be given prior to Closing.
(f)    The Company has paid or properly accrued all wages and compensation due to current or former employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.
(g)    The Company is not a party to any Contract which restricts the Company from relocating, closing or terminating any of its operations or facilities or any portion thereof. The Company has not since January 1, 2010 effectuated a “plant closing” (as defined in the WARN Act) or a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of the Company, except in accordance with the WARN Act. The consummation of the Transactions contemplated by this Agreement will not create liability for any act by the Company on or prior to the Closing under the WARN Act or any other law respecting reductions in force or the impact on employees of plant closings or sales of businesses.
(h)    The Company has complied and is in compliance with the requirements of the Immigration Reform and Control Act of 1986. The Company Disclosure Schedule sets forth a true and complete list of all Business Employees working in the United States who are not U.S. citizens and a description of the legal status under which each such Business Employee is permitted to work in the United States. All Business Employees who are performing services for the Company in the United States are legally able to work in the United States and will be able to continue to work in the Business in the United States following the consummation of the Transactions contemplated by this Agreement.
(i)    Each Person providing services to the Company that has been characterized as a consultant or independent contractor and not as an employee has been properly characterized as such and the Company does not have any liability or obligations, including under or on account of any Benefit Plan, arising out of the hiring or retention of Persons to provide services to the Company and treating such Persons as consultants or independent contractors and not as employees of the Company.
Section 3.23    Customers and Suppliers. Schedule 3.23 of the Company Disclosure Schedule sets forth, with respect to the Business during the last full fiscal year, a list of (a) the dollar amount derived from each of the 20 largest (based on dollar amounts purchased) customers of the Company, (b) the dollar amount purchased from the 20 largest (based on dollar amounts purchased or revenue shared) suppliers of the Company, including suppliers of Intellectual Property Rights or Technology that is currently being used by, or incorporated into products or services of, the Company, and (c) any third parties from whom the Company licenses content to publish as part of the Company’s products and services on an exclusive basis (“Exclusive Content Providers”). The Company has provided Purchaser with complete and accurate copies of each contract pursuant to which the Company licenses content from a third party to publish as part of the Company’s products and services (“Content Providers”). Except as set forth on Schedule 3.23, the Company has no knowledge of, and has not received written notice of the intention of: (i) any of such customers, suppliers or Exclusive Content Providers (or other material Content Providers) to cease doing business or reduce in any material respect the business transacted with the Company or to terminate or modify any agreements with the Company (whether upon consummation of the Transactions contemplated hereby or otherwise); or (ii) any Governmental Authority, customer, supplier or Exclusive Content Providers (or other material Content Providers) to cease doing business or reduce in any material respect the business transacted between such parties or modify any agreement between such parties, which may adversely impact the Business or Purchased Assets.
Section 3.24    Brokers. Except for Berkery Noyes & Co., LLC (for which the Company is obligated to pay and which is an Excluded Liability), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of, or is entitled to any fee or commission from the Company in connection with the Transactions contemplated by this Agreement.
Section 3.25    Full Disclosure. This Agreement, including the Company Disclosure Schedule, and any certificate, instrument or other document required to be delivered pursuant to this Agreement by the Company or the Stockholder, does not contain, on the part of the Company or the Stockholder, any untrue statement of a material fact, and does not omit, on the part of the Company or the Stockholder, to state any material fact necessary to make the statements contained herein or therein not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to the Company and the Stockholder that the statements contained in this Article IV are true and correct as of the date of this Agreement.
Section 4.1    Authority and Binding Effect. Purchaser has the corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Purchaser, pursuant to this Agreement and to carry out the Transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Other Agreements have been duly and validly authorized by the board of directors of Purchaser, and no additional other corporate proceedings on the part of either Purchaser is necessary in connection with the execution, delivery and performance of this Agreement or the Other Agreements. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Company and the Stockholder, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.
Section 4.2    Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly licensed or qualified to do business as a foreign corporation under the laws of any other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on the ability on either Purchaser to perform its obligations under this Agreement.
Section 4.3    No Violations. The execution and delivery of this Agreement and the Other Agreements and the performance and consummation of the Transactions contemplated hereby and thereby by Purchaser will not (a) conflict with or violate any provision of the certificate of incorporation, by-laws or other organizational documents of Purchaser, (b) conflict with, or result in the breach of, or constitute a violation of or default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser under, any material Contract to which Purchaser is party or to which any of its assets is subject or (c) to the knowledge of Purchaser, violate or result in a breach of or constitute a default under any Applicable Law to which Purchaser is subject or by which Purchaser or any of their assets is bound or affected, except for any conflict, breach, default, termination, cancellation, acceleration, loss or violation which, individually or in the aggregate, would not materially impair Purchaser’s ability to perform its obligations hereunder and is not reasonably likely to prohibit or materially delay the performance of this Agreement by Purchaser.

Section 4.4    Consents and Approvals. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the Transactions contemplated hereby in accordance with the terms hereof will not require Purchaser to make any filing with, or notification to or obtain any Consent from any Person, except (a) where failure to obtain such Consent, or to make such filing or notification, would not have a material adverse effect on the ability of Purchaser to perform their obligations under this Agreement and (b) as may be necessary as a result of any facts or circumstances relating solely to the Company.
Section 4.5    Litigation. There is no Proceeding pending or, to the knowledge of Purchaser, threatened in writing, against Purchaser, and Purchaser is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in either case, would, individually or in the aggregate, (a) delay, hinder or prevent the consummation of the Transactions contemplated by this Agreement by Purchaser or (b) have a material adverse effect on the ability of either Purchaser to perform their obligations under this Agreement.
Section 4.6    Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of, or is entitled to any fee or commission from Purchaser or its Affiliates in connection with the Transactions contemplated by this Agreement.
Section 4.7    Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
Section 4.8    Independent Investigation. Purchaser acknowledges that, except as expressly set forth herein or as set forth in any certificate, instrument or other document required to be delivered by Company or the Stockholder hereunder, the Company and the Stockholder have not made, and hereby expressly disclaims and negates, any projections, representation or warranty, express or implied and relating to the Company, the Business or Purchased Assets, including any representation or warranty regarding any information, data, or other materials (written or oral) furnished to Purchaser by or on behalf of the Company including those documents in the Company’s electronic datasite. Notwithstanding the foregoing, nothing in this Section 4.8 shall limit Purchaser’s ability to recover Losses resulting from or arising out of fraud or intentional misrepresentation of the Company, the Stockholder or their Representatives or Affiliates on their behalf.
ARTICLE V
GENERAL COVENANTS
Section 5.1    Access to Information. From and after the date hereof until the earlier to occur of the proper termination of this Agreement pursuant to Section 8.1 and the Closing (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to, (i) afford to the Purchaser and its Representatives access, upon reasonable notice during normal business hours, to the offices, properties, books and records, employees, customers, suppliers, accountants and other advisors of the Company and the Business, and (ii) furnish to the Representatives of the Purchaser the financial statements and reports regularly prepared for the management of the Business and such additional information regarding the Business as the Purchaser may from time to time reasonably request. Without limiting the generality of anything contained in this Section 5.1, during the Pre-Closing Period, the Company shall ensure that the Company’s officers confer and consult regularly with the Purchaser and the Purchaser’s Representatives concerning operational and financial matters and otherwise report regularly to the Purchaser concerning the status of the Business. The Company and the Stockholder agree that no investigation by the Purchaser or its Representatives shall affect or limit the scope of the representations and warranties of the Company and the Stockholder or limit the liability of the Company or the Stockholder for any breach of such representations and warranties.
Section 5.2    Operation of the Business. Unless the Company obtains the prior written consent of the Purchaser, which consent will not be unreasonably withheld, and except for the matters set forth on Schedule 5.2 of the Company Disclosure Schedule attached hereto or for any matter which is expressly required or permitted by any Document, during the Pre-Closing Period, the Company shall:
(a)    conduct the Business in all material respects only in the ordinary course of business consistent with past practices;
(b)    use commercially reasonable efforts to preserve intact the current business operation, keep available the services of the current officers, consultants and employees and maintain relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company and the Business;

(c)    not dispose of any assets used in the Business except for the sale of inventory in the ordinary course of business consistent with past practices;
(d)    not form any Subsidiary or acquire any equity interest or other interest in any Person;
(e)    (i) other than in the ordinary course of business consistent with past practice, enter into any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any Material Contract;
(f)    not take any action inconsistent with the terms of this Agreement;
(g)    other than in the ordinary course of business and consistent with past practices, not acquire, lease or license any right or other asset from any other Person;
(h)    except for payments related to the development of the new version of Market Clarity consistent with the budget that has been made available to Purchaser, not make any capital expenditure which, when added to all other capital expenditures made on behalf of the Business since the Balance Sheet Date, exceeds $25,000 in the aggregate;
(i)    not (A) lend money to any Person, (B) incur or guarantee any Indebtedness (except that the Company may make routine borrowings in the ordinary course of business consistent with past practices under the Company’s existing lines of credit), or (C) grant or suffer the imposition of any Encumbrance on any asset of used in the Business, other than Permitted Encumbrances;
(j)    not (A) establish, adopt or amend any Benefit Plan, employee agreement or consulting agreement, (B) pay any bonus or make any profit sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, consultants or employees, or (C) hire any new employee, except for any new employee hired in the ordinary course of business whose aggregate annual compensation is not expected to exceed $100,000;
(k)    not change any method of accounting or accounting practice in any material respect;
(l)    not, except as otherwise permitted by Section 5.7, make or change any material Tax election, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;
(m)    not commence or settle any Proceeding related to the Business in which the Company seeks injunctive relief, specific performance or damages in excess of $10,000;
(n)    not settle any Proceeding related to the Business which may require a payment by the Company in excess of $10,000, or impose any limitations on the Company’s ability to conduct its business, or admit any violation of Applicable Law;
(o)    not, other than as contemplated by this Agreement, enter into any Contract with a related party;
(p)    not enter into any material transaction or take any other material action outside the ordinary course of business consistent with past practices, except for the Transactions; and
(q)    not authorize, or enter into any legally binding commitment to take, any action with respect to any of the foregoing
Section 5.3    Confidentiality.
(a)    Each Receiving Party (as defined below) acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party (as defined below) and shall hold, and shall cause their respective Affiliates and respective past, present and future directors, managers, officers, employees, independent contractors, agents, advisors or consultants (collectively, “Representatives”) to hold, in confidence and not disclose or release such Confidential Information without the prior written consent of the Disclosing Party; provided that the Disclosing Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Disclosing Party and in respect of whose failure to comply with such obligations, the Disclosing Party will be responsible or (ii) if the Disclosing Party or any of its respective Affiliates or Representatives are compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of independent legal counsel, by other requirements of Applicable Law.
(b)    As used in this Agreement, the term “Confidential Information” includes all secret, confidential or proprietary technical, economic, environmental, operational, financial, and/or other business information, data or material, whether provided in written, oral, graphic, video, computer, electronic or other form, including, provided pursuant to this Agreement or generated pursuant to this Agreement by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), including but not limited to, information relating to the Disclosing Party’s existing or proposed business, and without limitation, all notes, analyses, compilations, studies, interpretations or other documents whether in tangible form or on electronic or other data storage media, prepared by the Receiving Party and its Representatives, which contain, reflect or are based on, in whole or in part, Confidential Information furnished to the Receiving Party or its Representatives by the Disclosing Party or any to its Representatives, and any other materials that have not been made available by the Disclosing Party to the general public. For purposes of this Section 5.3, all information related to the Business and the Purchased Assets that is known to the Company and constitutes Confidential Information prior to Closing, shall, following the Closing in all events, be deemed to be Confidential Information of Purchaser provided to the Company, including: (i) ideas and concepts for existing products, processes and services; (ii) specifications for products, equipment and processes; (iii) engineering drawings and graphs; (iv) technical, research and engineering data; (v) service and operation manuals; (vi) quality assurance policies, procedures and specifications; (vii) evaluation and/or validation studies; (viii) pending patent applications; (ix) all other know-how, methodology, procedures, techniques and trade secrets related to research, engineering, development and manufacturing; and (x) business information, including marketing and development plans, forecasts, research and development agreements, and customer and vendor information. Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:
(i)    were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party;
(ii)    were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party; or
(iii)    became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of the Receiving Party in breach of the Receiving Party’s confidentiality obligations under this Agreement.
Section 5.4    Consents and Approvals. During the Pre-Closing Period, subject to the terms and conditions herein provided, the Company and the Stockholder, on the one hand, and the Purchaser, on the other hand, shall use commercially reasonable efforts to consummate and make effective as promptly as practicable after the date hereof the Transactions, and shall cooperate with the other in connection with the foregoing, including using commercially reasonable efforts (i) to give all notices and obtain all waivers, consents and approvals from third parties to Material Contracts necessary for the consummation of the Transactions, (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any Applicable Law and to effect all necessary registrations, filings, notices, and submissions of information requested or required by any Governmental Authority in connection with the Transactions, (iii) to provide such information and communications to any Governmental Authority as it may request, (iv) to lift, rescind or prevent the enactment of any Order or Law adversely affecting the ability of the parties hereto to consummate the Transactions, (v) to effect all necessary registrations and filings and submissions of information required or requested by Governmental Authorities (“Governmental Filings”), and (vi) to fulfill all conditions to this Agreement.
Section 5.5    Further Action. Each of the Parties hereto shall execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transactions contemplated by this Agreement.
Section 5.6    Press Releases. Each of the Parties will, and will cause each of their Affiliates and Representatives to, maintain the confidentiality of this Agreement and will not, and will cause each of their Affiliates and Representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions contemplated hereby without the prior written consent of the other Party, not to be unreasonably withheld.

Notwithstanding the foregoing, either Party may, without the prior consent of the other Party, issue or cause publication of any such press release or public announcement to the extent that it reasonably determines, after consultation with outside legal counsel, such action to be required by Applicable Law or by the rules of any applicable securities exchange or self-regulatory organization, in which event such Party will use its commercially reasonable efforts to allow the other Party reasonable time to comment on such press release or public announcement in advance of its issuance. In addition, this Section 5.6 shall not prevent Purchaser from issuing any statement or communication that is reasonably necessary in response to a public statement or announcement made by any third Person with respect to the transactions contemplated by this Agreement.
Section 5.7    Tax Matters.
(a)    The Company shall pay all Transfer Taxes and shall timely file or cause to be filed all necessary Tax Returns with respect to Transfer Taxes, if any. Purchaser shall cooperate with the Company as reasonably necessary in preparing and filing all Tax Returns and other documentation relating to such Transfer Taxes as may be required by Applicable Law.
(b)    Following the Closing, Purchaser, on the one hand, and the Company and the Stockholder, on the other hand, agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser, the Company or the Stockholder, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority and the prosecution or defense of any claim, suit or Proceeding relating to any Tax. Each of Purchaser, on the one hand, and the Company and the Stockholder, on the other hand, shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least seven (7) years following the Closing Date. Purchaser and the Company and the Stockholder shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes.
(c)    Each of the Company and the Stockholder shall promptly notify Purchaser in writing upon receipt by them of notice of any pending or threatened Tax audits or assessments relating to the income, properties, sales or operations of the Company.
Section 5.8    Employee Matters.
(a)    Offers of Employment. Prior to or on the Closing Date, Purchaser shall offer employment commencing on the Closing Date to substantially all of the Business Employees. Business Employees to whom Purchaser has offered employment, who accept such offer and who commence employment with Purchaser on the Closing Date are referred to hereunder as “Transferred Employees.” Prior to and following the Closing Date, Purchaser and the Company will reasonably cooperate to coordinate the transfer of Transferred Employees and the termination of employment of the Transferred Employees with the Company or its Affiliates.
(b)    Service Credit. With respect to any employee benefit plan maintained by Purchaser or an Affiliate of Purchaser for the benefit of any Transferred Employee, effective as of the Closing, Purchaser shall, or shall cause its Affiliate to, waive any waiting periods or actively at work requirements and recognize all service of the Transferred Employees with the Company, as if such service were with Purchaser, for vesting, eligibility and accrual purposes; provided, however, such service shall not be recognized for benefit accrual purposes with respect to any defined benefit plan or equity plan (including, for the avoidance of doubt, in connection with any employer-match program under Purchaser’s 401(k) Plan) or to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.
(c)    401(k) Plan. The Company shall take all necessary actions to allow Transferred Employees to (i) roll over any associated loan notes to the extent permitted under the 401(k) plan maintained by the Company (the “Company 401(k) Plan”) and the 401(k) plan maintained by Purchaser (the “Purchaser 401(k) Plan”) and (ii) permit Transferred Employees to continue to make loan repayments to the Company 401(k) Plan for at least 60 days following the Closing Date. Purchaser shall use commercially reasonable efforts to permit each such Transferred Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Company 401(k) Plan to roll such eligible rollover distribution (including within a reasonable period of time following the Closing Date an opportunity to roll over any associated loans, if applicable), into an account under a 401(k) plan maintained by Purchaser or an Affiliate of Purchaser.
(d)    Benefit Plans. Effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans and the Purchaser shall coordinate the enrollment of all Transferred Employees into benefit plans of Purchaser. Purchaser will or will cause its Affiliate, as applicable, to (1) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferred Employees under Purchasers medical plan (Aetna) that such employees may be eligible to participate in after the Closing Date and (2) to the extent that a Transferred Employee can provide to Purchaser or its medical plan provider (Aetna) evidence sufficient to demonstrate he or she has paid deductibles prior to the Closing Date under the Company’s medical plan, provide each Transferred Employee with credit for such deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements for the plan year during which the Closing Date occurs under Purchasers medical plan that such employees are eligible to participate in after the Closing Date. The Company shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Employees prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates.
(e)    Continuous Employment. Purchaser and the Company intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee who accepts an employment offer by Purchaser that is consistent with the requirements herein, and that each such Employee will have continuous employment immediately before and immediately after the Closing. Notwithstanding the foregoing, the Company shall be liable and hold Purchaser harmless for any claims relating to the employment of any Transferred Employee incurred prior to or in connection with the Closing other than any unlawful hiring practices of Purchaser. The Company shall be liable for and shall pay all accrued retirement and sale of company bonuses payable to Employees under existing agreements with such Employees. Purchaser shall be liable and hold the Company harmless for any claims relating to the employment of any Transferred Employee incurred following the Closing.
(f)    Vacation.  Each Transferred Employee shall have the option of: (i) receiving credit or rolling over their accrued but unused vacation time to Purchaser, in which case Purchaser shall assume liability for all accrued but unused vacation time to which such Transferred Employee is entitled as of immediately prior to the Closing Date to the extent permitted by Law or otherwise consented to by the Transferred Employee and each such Transferred Employee shall be entitled to use such accrued vacation in accordance with the terms of Purchaser’s vacation or paid time off policy, or (ii) being paid in cash (by the Company) an amount equal to the accrued but unused vacation time to which such Transferred Employee is entitled pursuant to the Company’s vacation time policy immediately prior to the Closing Date. Notwithstanding the above, the Accrued Vacation Amount assumed by Purchaser under subsection (i) above shall be a component of the Closing Net Working Capital.
(g)    Bonus, Incentive and Other Compensation. The Company agrees that it shall be responsible for paying all amounts of salaries, commissions, bonuses, incentive and other cash compensation that are earned prior to the Closing Date or as a result of the transactions contemplated hereby and that such amounts shall be paid by the Company to Business Employees on or after the Closing Date. Notwithstanding the foregoing, any retention payments to Business Employees to be made by the Company shall be made pursuant to the terms of the agreements between the Company and each such Business Employee with respect to such retention payments.
(h)    COBRA Coverage. Notwithstanding any other provision of this Agreement, Purchaser acknowledges that it will be considered a successor employer to the Company with respect to the obligation to provide continuation of health care coverage under the federal law commonly known as COBRA to those qualified beneficiaries (including covered employees) formerly covered under the Company’s group health plans whose rights to obtain COBRA coverage arose on or before the Closing Date, but only if the Company (including all employers treated as employed by a single employer with the Company under Section 414(t) of the Code) terminates all group health plan coverage on or after the Closing Date and before the COBRA continuation period expires with respect to such qualified beneficiaries. Purchaser’s obligation to provide such coverage shall arise at the termination of the last group health plan offered by the Company and all employers treated as employed by a single employer with the Company. The Company expects to terminate all group health plans on or before the last day of the month in which the Closing Date occurs. Purchaser acknowledges that its COBRA obligations include providing notice to all qualified beneficiaries whose loss of coverage is associated with the termination of employment of covered employees in connection with the transaction contemplated by this Agreement.
(i)    WARN Act. The Company agrees to provide any required notice under the WARN Act, and any similar statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or similar event (including as a result of the consummation of the Transactions contemplated by this Agreement or this Agreement) affecting current or former employees and occurring at or prior to the Closing. In the event as a result of actions or inactions of the Company, Purchaser incurs liabilities and obligations under the WARN Act or any other similar state laws, including, without limitation, penalties, fines and other costs, the Company shall fully indemnify Purchaser for such liabilities and obligations with respect thereto.
(j)    No Rights Conferred on Personnel. Nothing in this Section 5.8, expressed or implied, shall confer upon any partner, principal, employee, director, officer or former partner, principal, employee, officer or director of the Company or its Affiliates or related entities (including, without limitation, the Transferred Employees and Business Employees) any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Section 5.8. It is expressly agreed that the provisions of this Section 5.8 are not intended to be for the benefit of or otherwise be enforceable by, any third party, including, without limitation, any Transferred Employees or Business Employees. No provision of this Section 5.8 shall create any rights in any such persons in respect of any benefits that may be provided under any Benefit Plan or any plan or arrangement which may be established or maintained by Purchaser, shall be construed to establish, amend, or modify an Benefit Plan or any other benefit plan, program, agreement or arrangement nor shall require the Company, Purchaser or any Affiliate of the Company or Purchaser to continue or amend any particular benefit plan and any such plan may be amended or terminated in accordance with its terms and applicable law.
Section 5.9    Non-Compete; Non-Solicitation.
(a)    Each of the Company and the Stockholder acknowledge and agree on behalf of itself, or himself, and its, or his, Affiliates (each a “Restricted Party” and, collectively, the “Restricted Parties”) as follows:
(vi)    the covenants in this Section 5.9, including the scope of the covenants as to time, geography and activity, are reasonable and necessary to protect and preserve Purchaser’s and its Affiliates’ legitimate business interests and are not broader than necessary to protect Purchaser’s and its Affiliates’ interests;
(vii)    Purchaser and/or its Affiliates would be irreparably damaged if any Restricted Party were to breach its obligations under this Section 5.9;
(viii)    Purchaser has been materially induced by the Restricted Parties to enter into this Agreement by the covenants set forth in this Section 5.9, and Purchaser would not have taken such action if the Restricted Parties had not covenanted as provided in this Section 5.9;
(ix)    the covenants in this Section 5.9 constitute independent covenants that shall not be affected by performance or nonperformance of any other provision of this Agreement by Purchaser; and
(x)    as part of the Transactions contemplated herein, Purchaser is purchasing the goodwill related to the Business, will carry on the Business conducted by the Company prior to the Closing, and in order to protect the value of the goodwill related to the Business, and as a condition to entering into this Agreement, the Restricted Parties have agreed to the restrictive covenants set forth in this Section 5.9.
(b)    For a period of five (5) years after the Closing Date, each Restricted Party will not, and will cause its current and future Affiliates not to, directly or indirectly, whether by itself or through an agent, employee or otherwise, or in association with any Person or entity, own, share in the earnings of, invest in the stock, bonds or other securities of, manage, operate, finance (whether as a lender, investor or otherwise), control, participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner be connected with, lend money to, render services or advice to, be engaged or employed by, or take part in, or, consult or advise, any other Person or entity that is engaged in the marketing, distribution or selling of any products or provisions of services that constitute any aspect of the Business (each, a “Competing Activity”) or in the development of any such products or capabilities which constitute a Competing Activity anywhere in the Territory.
(c)    No Restricted Party will be in violation of this Section 5.9: solely by reason of investing in stock, bonds or other securities of any Person or entity engaged in a Competing Activity (but without otherwise participating in such Competing Activity), if: (i) such stock, bonds or other securities are listed on any national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 or any successor law; and (ii) such investment does not exceed, in the case of any class of the capital stock of any one issuer, one percent (1.0%) of the issued and outstanding shares or such capital stock, or, in the case of bonds or other securities, one percent (1.0%) of the aggregate principal amount thereof issued and outstanding.
(d)    For a period of five (5) years from the Closing Date:

(i)    Each Restricted Party will not (and shall not permit any of its Affiliates to), directly or indirectly, solicit or otherwise attempt to induce any employee or independent contractor of Purchaser or its Affiliates (including, without limitation, the Transferred Employees) to terminate his or her employment or relationship, as applicable, with Purchaser or its Affiliates, to work with or for the Company or the Stockholder or their Affiliates in competition with the Business; provided, however, that this Section 5.9 shall not (A) prohibit general solicitations of or advertisement for employment by the Company or the Stockholder or their Affiliates if they are not specifically directed at employees or independent contractors of Purchaser or its Affiliates, or (B) prevent any Restricted Party from interviewing or hiring any employee or independent contractor of Purchaser who responds to such general solicitation of or advertisement for employment; and
(ii)    Each Restricted Party will not, and will cause its current and future Affiliates not to, directly or indirectly cause or induce, or attempt to cause or induce, any then-existing customer, supplier, licensee, licensor, or franchisee or other business relation of Purchaser or its Affiliates, to cease doing business with Purchaser or its Affiliates, or in any way interfere with the relationship between Purchaser and its Affiliates and their customers, suppliers, licensees, licensors, franchisees or other business relations.
(e)    If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.9 is invalid or unenforceable, then the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
(f)    If any Restricted Party breaches any of its covenants, duties or obligations set forth in this Section 5.9, Purchaser and its Affiliates would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by them as a result of such breach and would not be reasonably or adequately compensated in damages in any action at law. In addition to any other remedy Purchaser or its Affiliates may have at law, in equity, by statute or otherwise, if any Restricted Party breaches this Section 5.9, then Purchaser and its Affiliates will be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any governmental body of competent jurisdiction to enforce any of their rights under this Section 5.9 or otherwise to prevent violation of this Section 5.9, without the necessity of proving the amount of any actual damage resulting therefrom. No remedy conferred by any of the specific provisions of this Section 5.9 is intended to be exclusive of any other remedy that is otherwise available at law, in equity, by statute or otherwise. In any action, suit or other proceeding instituted, concerning or arising out of this Section 5.9, the prevailing Party will recover all of such Party’s costs and reasonable attorneys’ fees.
Section 5.10    Post-Closing Consents; Nonassignable Contracts.
(a)    Notwithstanding anything to the contrary in this Agreement, to the extent that any Assigned Contract is not capable of being transferred by the Company to Purchaser pursuant to this Agreement without the consent, approval or authorization of a third party, and such consent, approval or authorization is not obtained prior to the Closing, or if such transfer or attempted transfer would constitute a breach or a violation of the Assigned Contract or any Applicable Law (each a “Specified Consent”), nothing in this Agreement shall constitute an assignment or transfer or an attempted assignment or transfer thereof; provided, however, that, subject to the satisfaction or waiver of the closing conditions contained in Article VI and Purchaser’s election to close notwithstanding that a specific third party consent set forth on Schedule 3.4 has not been obtained by the Company, Purchaser waives all recourse against the Company including, without limitation, any adjustment to the Purchase Price on account thereof, solely resulting from the failure of the Company to obtain such specific third party consent.
(b)    In the event that any such Specified Consent is not obtained on or prior to the Closing Date, each of the Company, the Stockholder and Purchaser shall use commercially reasonable efforts to: (i) obtain the Specified Consent (in a form which is acceptable to Purchaser); (ii) provide Purchaser all of the benefits of the applicable Assigned Contract; (iii) cooperate in any reasonable and lawful arrangement designed to provide such benefit to Purchaser, including accepting direction as Purchaser shall request of the Company and the Stockholder; (iv) keep Purchaser fully informed in a timely manner as to all developments regarding the Specified Consent and Assigned Contract, including promptly providing with copies of all material correspondence, drafts and other material communications regarding same; and (v) enforce at the request of Purchaser at Purchaser’s sole cost and expense, any rights of the Company arising from any such Assigned Contract. Notwithstanding the foregoing, the Parties acknowledge and agree that in connection with obtaining the Specified Consent Purchaser shall not be required to: (i) divest any of its respective businesses or assets, including any part of the Purchased Assets acquired pursuant to the terms and conditions of this Agreement and the Other Agreements; (ii) take or agree to take any other action or agree to any limitation that could reasonably be expected to have an adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of Purchaser or its Affiliates; or (iii) pay any funds or accept any material modification to the Assigned Contract.
(c)    Once a Specified Consent is obtained, the applicable Assigned Contract shall be deemed to have been automatically assigned and transferred to Purchaser on the terms set forth in this Agreement, as specified in Article I.
Section 5.11    Reserved.
Section 5.12    Name Change. Immediately upon the Closing, the Company agrees to cease using, and transfer to Purchaser all of its rights to use, “AllRegs”, “Mortgage Resource Center, Inc.” or any other name which is confusingly similar thereto, or which would prevent or interfere with the Purchaser qualifying to do business in the any jurisdiction under such names.
Section 5.13    Supplement to Company Disclosure Schedule. From time to time prior to the Closing, the Company shall have the right, but not the obligation, to supplement or amend the Company Disclosure Schedule hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.1(b) have been satisfied; provided, however, that if the Company discloses in a Schedule Supplement that, following the date hereof, the Company first learned, or was first given notice, that a material customer, supplier or Content Provider wishes to cease doing business or reduce in any material respect, or otherwise terminate or modify its relationship, with the Company (a “Partner Disclosure”), Purchaser shall have until the earlier of ten (10) days following the receipt of such Partner Disclosure to either accept or reject the Partner Disclosure.  If Purchaser fails to act within such period, it shall be deemed to have accepted such Partner Disclosure, and such Partner Disclosure shall be deemed to have cured any breach of any representation or warranty made in this Agreement relating to such Partner Disclosure (but not, for purposes of clarification, any breach of any representation or warranty relating to the underlying cause of such customer, supplier or Content Provider electing to modify its relationship with the Company) .  If Purchaser rejects the Partner Disclosure, the Agreement shall be terminable at the option of Company or Purchaser.
Section 5.14    No Solicitation. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, the Company and the Stockholder will not, and will cause their officers, directors, employees, financial advisors, representatives, agents and Affiliates, as applicable, not to, directly or indirectly, take any action to solicit, initiate, seek, entertain, encourage, support, assist, participate in any negotiations or communications regarding, or cooperate with any inquiry, proposal or offer from, or furnish any information to, any third party regarding any merger, recapitalization or consolidation with or involving the Company or any acquisition of stock or right to acquire stock (including any conversion right) or acquisition or exclusive license of any assets of the Company or any financing transaction (including the filing of a registration statement with the SEC) or any other similar transaction the consummation of which would interfere with the Company’s ability to consummate the transactions contemplated hereby (an “Acquisition Transaction”). Upon execution of this Agreement, the Company and the Stockholder will, and will cause their officers, directors, employees, financial advisors, representatives, agents and Affiliates, as applicable, to, immediately cease and cause to be terminated any existing direct or indirect discussions with any Person (other than Purchaser) that are in respect of an Acquisition Transaction. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, the Company and the Stockholder will, and will cause their officers, directors, employees, financial advisors, representatives, agents and Affiliates, as applicable, to, promptly (and in no event later than 24 hours after receipt thereof) notify Purchaser orally and in writing of any proposal for, or inquiry respecting, any Acquisition Transaction or any request for nonpublic information in connection with such proposal or inquiry, or for access to the properties, books, or records of the Company by any person or entity that informs the Company that it is considering making, or has made, such a proposal or inquiry. Such notice will indicate the identity of the person or entity making the proposal or inquiry and the terms and conditions of such proposal or inquiry in reasonable detail. The Company will keep Purchaser informed on a reasonably current basis (and, in any event, within 24 hours) of the status and details of any material modifications to any such proposal, offer or request.

ARTICLE VI
CLOSING CONDITIONS

Section 6.1    Conditions to Purchaser’s Obligations. The obligation of the Purchaser to consummate the Transactions to be consummated at the Closing is subject to the satisfaction of the following conditions unless waived in writing (to the extent such conditions can be waived) by the Purchaser:
(r)    Performance of Obligations of the Company and the Stockholder. The Company and the Stockholder shall have performed and complied in all material respects with all agreements and obligations to be performed and complied with by it under this Agreement prior to or at the Closing, and the Company shall have supplied the Purchaser with certificate(s), dated as of the Closing Date, signed by an authorized officer of the Company to such effect.
(s)    Representations and Warranties. The representations and warranties of the Company and the Stockholder set forth in this Agreement and the Disclosure Schedule that are qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by the Company and the Stockholder set forth in this Agreement will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time).
(t)    Closing Documents. The Purchaser shall have received copies of each of the following documents to which the Company or the Stockholder is a party, duly executed by the Company or the Stockholder, and each such document shall be in full force and effect:
(i)    executed counterparts to the Escrow Agreement and each of the Other Agreements to which the Company is a party, duly executed by the Company or the Stockholder, as the case may be;
(ii)    a certificate, dated as of the Closing Date, duly executed by an authorized officer of the Company, certifying that (A) the Organizational Documents of the Company attached to the certificate are true and complete, (B) such Organizational Documents have been in full force and effect in the form attached from and after the date of the adoption of the resolutions referred to in clause (C) below and no amendment to such Organizational Documents has occurred since the date of the last amendment annexed thereto, if any, (C) the resolutions adopted by the board of directors and all of the voting Stockholders of the Company authorizing the execution, delivery and performance of this Agreement, attached to the certificate, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto, and; (D) the closing conditions in Section 6.1(a) and (b) have been satisfied;
(iii)    At least three (3) Business Days prior to the Closing, a certificate, duly executed by an authorized officer of the Company, setting forth a good faith estimate (including calculations with reasonable detail) of the amount of (i) Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) Closing Debt Amount (the “Estimated Closing Debt Amount”), and (iii) Subscription Amount (the “Estimated Subscription Amount”). The Estimated Subscription Amount set forth a complete itemization of (i) each customer Contract providing for a subscription renewal or anniversary date following the Closing for which cash has been received relating to the renewal by the Company prior to Closing (each, a “Renewing Contract”), (ii) the amount of such cash received by the Company for each Renewing Contract, and (iii) any Contracts between the Company and a customer for the provision by the Company of educational and/or business practices professional services which are ongoing as of the Closing Date (“Existing Professional Service Contracts”), together with calculations showing (A) the aggregate amount collected from customers to deliver all obligations under such Existing Professional Service Contracts following the Closing where the cash payment relating to such Existing Professional Service Contract was collected by the Company prior to the Closing, (B) the sales commission already paid out by the Company in connection with such Existing Professional Service Contract, (C) the total hours to be performed under such Existing Professional Service Contract, and (D) the number of hours remaining to be performed after the Closing pursuant to such Existing Professional Service Contract.
(iv)    a signed offer letter regarding employment from (i) each of the Key Employees in the forms agreed to between Purchaser and Seller as of the date hereof, and (ii) at least 90% of all other employees of the Company in a form satisfactory to Purchaser;
(v)    a signed non-compete agreement from each of the Key Employees in the forms agreed to between Purchaser and Seller as of the date hereof;

(vi)    UCC-3 termination statements and any other documents necessary to terminate any Lien (other than Permitted Liens) on any of the Purchased Assets (to the extent necessary);
(vii)    a certificate of good standing in respect of the Company, dated as of a date that is not more than three (3) Business Days prior to the Closing Date;
(viii)    a duly executed certificate prepared in accordance with Treasury Regulation Section 1.1445-2(b)(2) certifying the Company’s non-foreign status;
(ix)    subject to Section 5.10, assignment and assumption agreements, solely to the extent applicable, in substantially the form(s) attached hereto as Exhibit B (the “Assignment and Assumption Agreements”), as are necessary to effect the assignment to Purchaser of all rights of the Company in and to the Assigned Contracts (including without limitation the Licensed Intellectual Property), Leases and Assigned Intellectual Property; and
(x)    such other documents and instruments as Purchaser may reasonably request to effect or evidence the Transactions contemplated by this Agreement, including any conveyance documents that are necessary to vest in Purchaser good and valid title or ownership rights to the Purchased Assets and valid contract or other rights in the Purchased Assets that are contractual rights.
(u)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Business, and no event, change, development or worsening thereof shall have occurred or circumstance or condition shall exist that, in combination with any other event, change, development or worsening thereof or circumstance or condition, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Business.
(v)    No Proceedings. No Person shall have commenced or threatened to commence any Proceeding challenging or seeking the recovery of any damages in connection with the Transactions.
(w)    Required Consents. Purchaser shall have received written consents to assignment of certain Assigned Contracts from the Company to Purchaser, in the form attached as Exhibit E, from all of the third parties listed on Schedule 6.1(g).
(x)    Financial Statements. The Company shall have produced and delivered to Purchaser accurate monthly financial statements for the Business (i) for the month of July 2014 by August 15, 2014, and (ii) for the month of August 2014 by September 9, 2014, and in each case Purchaser shall have confirmed in its reasonable discretion that such financial statements were prepared in accordance with GAAP applied on a consistent basis.

Section 6.2    Conditions to Obligations of the Company and the Stockholder. The obligation of the Company and the Stockholder to consummate the Transactions to be consummated at the Closing is subject to the satisfaction of the following conditions unless waived in writing (to the extent such conditions can be waived) by the Company:
(c)    Performance of Obligations of the Purchaser. The Purchaser shall have performed and complied in all material respects with all agreements and obligations to be performed and complied with by it under this Agreement prior to or at the Closing, and the Purchaser shall have supplied the Company with a certificate, dated as of the Closing Date, signed by an officer of the Purchaser, to such effect.
(d)    Officer’s Certificate of the Purchaser. The Company shall have received a certificate dated as of the Closing Date, signed by an officer of the Purchaser and certifying:
(i)    as to the genuineness of the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance by the Purchaser of each of the Documents to which the Purchaser is a party; and
(ii)    such other matters as the Company may reasonably request.

(e)    Representations and Warranties.

(i)    The representations and warranties of the Purchaser set forth in this Agreement and the Disclosure Schedule that are qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by Purchaser set forth in this Agreement will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time); and
(ii)    the Company shall have received a certificate dated as of the Closing Date, signed by an authorized officer of the Purchaser, as to the satisfaction of the condition set forth in clause (i).
(f)     Closing Documents. The Company shall have each received copies of each of the following documents to which it is a party duly executed by the Purchaser, and each such documents shall be in full force and effect:
(i)    the Initial Purchase Price Proceeds to the Company in accordance with Section 1.6(a);
(ii)    executed counterparts to the Escrow Agreement and each of the Other Agreements to which Purchaser is a party, duly executed by Purchaser; and
(iii)    such other documents and instruments as may be reasonably necessary to effect or evidence the Transactions contemplated by this Agreement.
ARTICLE VII
INDEMNIFICATION
Section 7.1    Survival of Representations and Warranties and Covenants. The representations, warranties and covenants of the Parties contained in this Agreement shall survive the Closing for the applicable period set forth in this Section 7.1, and any and all claims and causes of action for indemnification under this Article VII arising out of the inaccuracy or breach of any representation, warranty or covenant of a Party must be made prior to the termination of the applicable survival period. The Parties agree that all of the representations, warranties and covenants of the Parties contained in this Agreement and any and all claims and causes of action for indemnification under this Article VII shall survive as follows:
(g)        The respective representations and warranties of the Parties set forth in Sections 3.1 (Authority and Binding Effect), 3.2 (Organization), 3.8(a) and (g) (Title to Assets), 3.13 (Environmental Matters), 3.25 (Brokers) (together, the “Company Fundamental Representations”), and 4.1 (Authority and Binding Effect), 4.2 (Organization), and 4.6 (Brokers) shall survive the Closing indefinitely;
(h)    The representations and warranties of the Company and the Stockholder set forth in Section 3.18 (Tax Matters) and Section 3.19 (Employee Benefit Plans) shall survive until sixty (60) calendar days after the expiration of the applicable statute of limitations;
(i)    The representations and warranties of the Company and the Stockholder set forth in Section 3.15 (Intellectual Property), Section 3.16 (Information Technology) and Section 3.17 (Privacy and Personal Data) shall survive until December 15, 2016;
(j)    All other representations and warranties of the Parties shall survive until the eighteenth (18th) month anniversary of the Closing Date;
(k)    All covenants, agreements and obligations shall survive indefinitely; and
(l)    In the event of any fraudulent, intentional misrepresentation or willful breach of any representations or warranties of the Company or the Stockholder set forth in this Agreement, or in any agreement, document, certificate or other instrument delivered by the Company or the Stockholder under or pursuant to this Agreement or in connection with the transactions contemplated hereby, such representations and warranties shall survive the Closing and shall remain in full force and effect in perpetuity and without limitation, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto.

(m)    In the event of any fraudulent, intentional misrepresentation or willful breach of any representations or warranties of the Purchaser set forth in this Agreement, or in any agreement, document, certificate or other instrument delivered by Purchaser under or pursuant to this Agreement or in connection with the transactions contemplated hereby, such representations and warranties shall survive the Closing and shall remain in full force and effect in perpetuity and without limitation, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto.

Notwithstanding the foregoing (i) any obligation to indemnify, defend and hold harmless pursuant to Section 7.2 shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable survival period, previously made a claim by delivering a written notice of such claim (stating in reasonable detail the basis of such claim) to the Indemnifying Party in accordance with Section 7.6 and (ii) this Section 7.1 shall not limit any covenant or agreement of the Parties which contemplates performance after the Closing.
Section 7.2    Obligation to Indemnify
(g)    Indemnification by the Company and the Stockholder. Subject to the limitations set forth in this Article VII, each of the Company and the Stockholder agree to jointly and severally indemnify, defend and hold harmless Purchaser and its directors, managers officers, employees, Affiliates, successors, permitted assigns, agents and representatives (collectively, the “Purchaser Indemnitees”), from and against all Losses resulting from or related to:
(vi)    any breach or inaccuracy of any of the representations and warranties of the Company and the Stockholder contained in this Agreement, any Other Agreement or in any certificate delivered herein;
(vii)    any non-compliance with or breach of any covenant or agreement of the Company and the Stockholder contained in this Agreement or any Other Agreement;
(viii)    any Excluded Assets or Excluded Liability; and
(ix)    any reasonable costs and expenses of enforcement to recover Losses due to the Purchaser Indemnitees under this Article VII.

(h)    Company Basket. Except for Losses resulting from or related to: (i) fraud, intentional misrepresentation or willful breach, (ii) breach or inaccuracy of any of the Company Fundamental Representations, or (iii) the matters set forth in Sections 7.2(a)(ii)-(iv), as applicable, which, in each such case shall be indemnified in its entirety, the Purchaser Indemnitees shall not be entitled to recover for any Losses arising under this Agreement unless and until the aggregate amount of all Losses for which Purchaser Indemnitees are otherwise entitled to indemnification pursuant to this Agreement exceeds an amount equal to $125,000 (the “Company Basket”). If, at any time, the aggregate amount for which the Purchaser Indemnitees are entitled to indemnification pursuant to this Agreement exceeds the Company Basket, then the Purchaser Indemnitees shall be entitled to recover the amount in its entirety from the first dollar of Loss, regardless of such Company Basket.
(i)    Indemnification Cap. The maximum liability for indemnification for Losses pursuant to this Article VII shall equal $3,000,000 (the “Cap”), except that if total Losses pursuant to this Article VII exceed $3,000,000 and such excess Losses result from the breach or inaccuracy of the representations and warranties set forth in Section 3.15 (Intellectual Property) (“IP Losses”), then the Cap shall increase to a total of $5,500,000, with the additional $2,500,000 being available solely to cover liability for indemnification for such IP Losses. Notwithstanding the above, the Cap shall not apply to Losses resulting from (i) fraud, intentional misrepresentation or willful breach, (ii) breach or inaccuracy of any of the Company Fundamental Representations, or (iii) the matters set forth in Sections 7.2(a)(ii)-(iv), as applicable, which Losses shall be indemnified in their entirety up to the Purchase Price.
(j)    Indemnification by Purchaser. Subject to the limitations set forth in this Article VII, Purchaser agrees to indemnify, defend and hold harmless the Company, the Stockholder and their directors, managers officers, employees, Affiliates, successors, permitted assigns, agents and representatives (collectively, the “Company Indemnitees”), from and against all Losses resulting from or related to:
(i)    any breach or inaccuracy of any of the representations and warranties of Purchaser contained in this Agreement, any Other Agreement or in any certificate delivered herein;

(ii)    any non-compliance with or breach of any covenant or agreement of Purchaser contained in this Agreement or any Other Agreement;
(iii)    any Assumed Liability; and
(iv)    any reasonable costs and expenses of enforcement to recover Losses due to the Purchaser Indemnitees under this Article VII.

(k)    Other Limitations:
(i)    Payments by an Indemnifying Party pursuant to this Article VII in respect of any Loss shall be limited to the amount of any Losses that remain after deducting therefrom any insurance proceeds actually received and directly related to such Losses, net of the cost of recovery and any premium increases relating to or resulting from such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under applicable insurance policies for any Losses.
(ii)    Payments by an Indemnifying Party in respect of any Loss shall be reduced by an amount equal to any Tax benefit actually realized in the year in which the Loss was incurred as a direct result of such Loss by the Indemnified Party, net of any income taxes payable by Purchaser as a result of payments by the Indemnifying Party.
Section 7.3    Satisfaction of Claims. Except for Losses resulting from or arising out of: (i) fraud, intentional misrepresentation or willful breach, or (ii) any Excluded Liability, claims made by the Purchaser Indemnitees for indemnification under this Article VII shall be satisfied first from any Escrow Funds held by Escrow Agent and, only if applicable pursuant to Section 7.2(c), then directly from the Company and the Stockholder, jointly and severally.
Section 7.4    Indemnification Procedures. Any Purchaser Indemnitee making a claim for indemnification pursuant to this Article VII (an “Indemnified Party”) must give the other Party or Parties from whom indemnification is sought (an “Indemnifying Party”) written notice of such claim (a “Claim Notice”) promptly after the Indemnified Party receives any written notice of any Proceeding against or involving the Indemnified Party by a Governmental Authority or other third party, or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification (“Claim”); provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to this Article VII, except to the extent (and only to the extent) that such failure actually harms the Indemnifying Party. Such Claim Notice must contain a description of the Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known or reasonably ascertainable at such time; provided that such amount or estimated amount shall not be conclusive of the final amount, if any, of such Claim). Notwithstanding the foregoing, any claim for a breach of a representation or warranty or covenant must be delivered prior to the expiration of the applicable survival term. The Company shall have thirty (30) days after receipt of a Claim to deliver to Purchaser a written objection to the Claim specifying, in reasonable detail, any objections to the Claim or the amount of Losses set forth therein. If the Company fails to deliver such written objection within thirty (30) days after receipt of the Claim, then the Company and the Stockholder shall be deemed to agree that the Indemnified Party is entitled to receive all of the Losses specified in such Claim (which deemed agreement shall be deemed final, binding and conclusive with respect to all of the Indemnifying Parties).
(h)    With respect to the defense of any Claim against or involving an Indemnified Party in which a Governmental Authority or other third party (“Third Party Claim”) in question seeks recovery of a sum of money or other remedy for which a Claim Notice is provided (i) the Indemnifying Party shall have the right to participate in, and subject to Section 7.4(c), control the defense of each Claim at the Indemnifying Party’s cost and expense, and (ii) the Indemnified Party shall fully cooperate with the Indemnifying Party and provide access to any and all applicable documents and other information and Persons reasonably requested by the Indemnifying Party; provided that the Indemnified Party shall have no obligation to disclose any documents or other information to the extent such disclosure in the Indemnified Party’s reasonable judgment may adversely affect the attorney-client privilege or work product protections related to such documents or other information.
(i)    Notwithstanding Section 7.4(b), if the Indemnifying Party assumes the defense of the Claim, the Indemnified Party will be entitled to participate in the defense of such Claim and to employ counsel of its choice for such purpose at its own expense; provided that the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party assumes control of such defense; provided, further, that the Indemnifying Party will not be entitled to assume control of the defense of such claim, if:

(iii)    the Indemnifying Party fails to elect in writing to assume the defense of the Claim pursuant to Section 7.4(b) within twenty (20) calendar days of receipt of the applicable Claim Notice;
(iv)    a conflict of interest exists or could reasonably be expected to arise which, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding;
(v)    a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim;
(vi)    such claim relates to a monetary amount greater than the Cap; and
(vii)    such claim relates to Taxes of the Indemnified Party;

provided, further, that, in each case, if the Indemnified Party compromises or settles any such Claim without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), then such compromise or settlement shall not be deemed to be conclusive evidence of the amount of Losses suffered by the Indemnified Parties relating to such claim.
(j)        In the event that the Indemnifying Party assumes the defense of such claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance, personnel, witnesses and materials as the Indemnifying Party may reasonably request. Regardless of which Party defends such claim, the other Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.
(k)    Without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), the Indemnifying Party shall not enter into any settlement of any Claim for which the Indemnifying Party has assumed the defense pursuant to Section 7.4 hereof if (i) pursuant to or as a result of such settlement, such settlement would result in any liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, (ii) the settlement involves anything other than monetary damages, or (iii) the settlement would reasonable be expected to have an adverse impact on the business or reputation of Purchaser or any of its Affiliates. If a firm offer is made to settle such claim where such settlement involves only monetary payment and a full release of Purchaser, which offer the Indemnifying Party is permitted to settle under this Section 7.4, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnified Party to that effect. If the Indemnified Party objects to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such claim and, in such event, the maximum liability of the Indemnifying Party as to such claim shall not exceed such amount of such settlement offer payable by the Indemnifying Party hereunder, plus other Losses paid or incurred by the Indemnified Party up to the point such notice had been delivered to the Indemnified Party.
Section 7.5    Subrogation. After any indemnification payment is made to the Indemnified Party pursuant to this Article VII (whether by offset or otherwise), the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence (whether by offset or otherwise) shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.
Section 7.6    Indemnification Payments. Any payment under this Article VII shall be treated as an adjustment to the Purchase Price Proceeds for all Tax purposes and reported as such by Purchaser and the Company and the Stockholder on their respective Tax Returns (except to the extent otherwise required by Applicable Law) and shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnified Party shall designate to the Indemnifying Party in writing.
Section 7.7    Remedies Exclusive. From and after the Closing, absent fraud, intentional misrepresentation or willful breach, the rights of the Parties to indemnification under this Article VII shall be the exclusive remedies of the Parties subsequent to the Closing Date with respect to the recovery of any money damages any Purchaser Indemnitee may incur arising from or relating to this Agreement or the Transactions contemplated hereby (it being understood that nothing in this Section 7.7 or elsewhere in this Agreement shall limit the Parties’ rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement or to be performed after the Closing). Subject to the preceding sentence, to the maximum extent permitted by Applicable Law, the Parties hereby waive all other rights and remedies with respect to the recovery of money damages in any way relating to this Agreement or arising in connection herewith, whether under any laws, at common law or otherwise.
Section 7.8    Investigation. The right to indemnification based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification based on such representations, warranties, covenants and obligations.
ARTICLE VIII
TERMINATION
Section 8.1    Right of Termination. This Agreement may be terminated at any time prior to the Closing by:
(l)    the mutual written consent of the Purchaser and the Company;
(m)    the Purchaser if (i) any of the Company and the Stockholder’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1(b) would not be satisfied, or (ii) any of the Company and the Stockholder’s covenants contained in this Agreement to be performed on or prior to the Closing shall have been breached such that the condition set forth in Section 6.1(a) would not be satisfied; provided, however, that if an inaccuracy in any of the Company and the Stockholder’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company or the Stockholder is curable by such Party, and such Party is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Purchaser may not terminate this Agreement under this Section 8.1(b) on account of such inaccuracy or breach unless such inaccuracy or breach is not cured within thirty (30) days of the date upon which the Purchaser notifies the Company of the Purchaser’s intention to terminate this Agreement under this Section 8.1(b); provided further, however, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if the Purchaser is then in material breach of its covenants or agreements in this Agreement;
(n)     the Company if (i) any of the Purchaser’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.2(c) would not be satisfied, or (ii) any of the Purchaser’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2(a) would not be satisfied; provided, however, that if an inaccuracy in any of the Purchaser’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Purchaser is curable by the Purchaser, and the Purchaser is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(c) on account of such inaccuracy or breach unless such inaccuracy or breach is not cured within thirty (30) days of the date upon which the Company notifies the Purchaser of the Company’s intention to terminate this Agreement under this Section 8.1(c); provided further, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Company or the Stockholder is then in material breach of its covenants or agreements in this Agreement;
(o)    the Company or the Purchaser if the Closing shall not have been consummated within ninety (90) days from the date of this Agreement (or such later date as the Parties may agree in writing) (the “Outside Closing Date”); provided, however, that no Party shall be entitled to terminate this Agreement pursuant to this Section 8.1(d) if such Party’s breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date; and
(p)    Any termination pursuant to this Section 8.1 shall be effected by written notice from the Party or Parties so terminating to the other Parties hereto, which notice shall specify the Section of this Agreement pursuant to which this Agreement is being terminated.
Section 8.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1: (i) the provisions of Section 5.3 (Confidentiality), Section 5.6 (Press Releases), Article VIII (Termination) and Article IX (Miscellaneous) shall continue in full force and effect; and (ii) no Party hereto or any of its shareholders, members, partners, officers, directors, employees or Representatives shall have any liability or obligation to any other Party to this Agreement, except for any losses arising by reason of or resulting from any material breach of any representation, warranty, covenant or agreement contained in this Agreement occurring prior to the proper termination of this Agreement.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally (by courier, overnight mail or otherwise), telegraphed, telexed, sent by facsimile transmission or e-mail or sent by certified or registered mail, postage prepaid and return receipt requested, or by express mail. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or e-mail (which is confirmed) or, if mailed, three (3) Business Days after the date of deposit in the United States mails, as follows:
If to the Company and/or to the Stockholder:
Mortgage Resource Center, Inc.
2600 Eagan Woods Drive, Suite 220
Eagan, MN 55121
Attn: Jeffrey H. Hoerster
Email: jhoerster@allregs.com

And to:

Glenn Ford
20953 Negril Ct
Lutz, FL 33558-5120
Email: gford@allregs.com

With a concurrent copy to:
Stinson Leonard Street LLP
150 South 5th Street, Suite 2300
Minneapolis, MN 55402
Email: david.ezrilov@stinsonleonard.com

If to Purchaser:
Ellie Mae, Inc.
4155 Hopyard Road, Suite 200
Pleasanton, CA 94588
Attn: President & COO
Email: jonathan.corr@elliemae.com

With a concurrent copy to:
Ellie Mae, Inc.
4155 Hopyard Road, Suite 200
Pleasanton, CA 94588
Attn: General Counsel
Email: elisa.lee@elliemae.com

Any Party may, by notice given in accordance with this Section 9.1 to the other Parties, designate another address or person for receipt of notices hereunder; provided that notice of such a change shall be effective upon receipt.
Section 9.2    Fees and Expenses. Purchaser, on one hand, and the Company, on the other hand, shall pay the costs, fees and expenses incident to their respective negotiation, preparation, execution, delivery and performance of this Agreement and the Transactions contemplated hereby, including the fees and expenses of its counsel, accountants and other Representatives (“Transaction Expenses”).

Section 9.3    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
(d)    This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

(e)    Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court located in Delaware, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in Delaware and any appellate court from any thereof, in any actions arising out of or relating to this Agreement and any Transactions contemplated hereby for recognition or enforcement of any judgment relating thereto, and each of them hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such courts, (ii) agrees that any claim in respect of any such action may be heard and determined in the Court of Chancery of the State of Delaware, and the appellate courts thereof or the United States District Court for the District of Delaware, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action in the state or federal courts located in any such Court of Chancery of the State of Delaware or Federal court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action in the state or federal courts located in any such Court of Chancery of the State of Delaware or Federal court. Each of the Parties hereto agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Applicable Law.
(f)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY OR THE COMPANY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.3.
Section 9.4    Attorneys’ Fees. If any Proceeding is brought by one Party against another Party, the Party succeeding or prevailing in whole shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in that action or Proceeding, in addition to any other relief to which it may be entitled. In all other Proceedings, each Party shall pay its own fees and expenses.
Section 9.5    Entire Agreement. This Agreement and the Other Agreements (including any additional agreements contemplated hereby or thereby and the Company Disclosure Schedule) contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto other than the Confidentiality Agreement, which shall survive and remain in full force and effect according to its terms.
Section 9.6    Waivers and Amendments; Non Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Company and Purchaser or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Subject to Section 7.7 (Remedies Exclusive), the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.
Section 9.7    Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances. Upon such determination that any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions contemplated hereby are fulfilled to the extent possible.
Section 9.8    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and its successors, permitted assigns and legal representatives. Neither this Agreement, nor any right hereunder, may be assigned by the Company (in whole or in part) without the prior written consent of the other Party. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, assign this Agreement or any portion of its rights, interests or obligations hereunder to any wholly-owned (directly or indirectly) Subsidiary of Purchaser or any other third party, provided that no such assignment shall release Purchaser from its obligations hereunder.
Section 9.9    Interpretation. For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. All terms defined herein in the singular shall have the same meaning when used in the plural; all terms defined herein in the plural shall have the same meaning when used in the singular. With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement. All references herein to Annexes, Exhibits, Articles, Sections, subsections, paragraphs, subparagraphs and clauses shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. The words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. All financial accounting terms not specifically defined herein shall be construed in accordance with GAAP. The term “dollars” and “$” means United States dollars.
Section 9.10    No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
Section 9.11    Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
Section 9.12    Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.
Section 9.13    Further Assurances. From time to time, as and when requested by any Party, each of the Parties hereto shall, and shall cause its respective Affiliates to, at such Party’s expense except as otherwise expressly provided in this Agreement, execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and the Other Agreements and consummate and evidence the Transactions contemplated hereby and thereby, including executing and delivering or causing to be executed and delivered to the other Party such assignments, deeds, bills of sale, assumption agreements, consents and other instruments of transfer or assumption as the other Party or its counsel may reasonably request as necessary for such purpose (it being understood that any such assignment, deed, bill of sale, assumption agreement, consent or other instrument of transfer or assumption shall not provide for any representations, warranties, liabilities that are not provided for in this Agreement).
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

THE COMPANY: MORTGAGE RESOURCE CENTER, INC. (DBA ALLREGS) By: Name: Jeffrey Hoerster Title: President
THE STOCKHOLDER: Glenn Ford, in his individual capacity By:

PURCHASER: ELLIE MAE, INC. By: Name: Sigmund Anderman Title: Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

ANNEX A
DEFINITIONS; CROSS REFERENCES

A.1    Definitions. When used in this Agreement, the following terms have the meanings set forth below:

“Accounts Receivable” means all indebtedness or other obligations owed to the Company arising in connection with the sale of goods or the rendering of services by the Company related to the Business, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper or general intangible or any promissory notes relating thereto.
“Affiliate” or “Affiliates” of any particular Person means any other Person or Persons controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Applicable Law” means any applicable decree, final determination, injunction, judgment, law, order, ordinance, regulation, rule, statute or writ of any Governmental Authority.
“Assigned Contracts” means all Contracts related to the Business, including but not limited to the Material Contracts and Leases.
“Assumed Vacation Amount” shall mean an amount equal to the aggregate liability for accrued but unused vacation time of the Transferred Employees assumed by Purchaser pursuant to Section 5.8(h).
“Base Net Working Capital” means $0.00.
“Bill of Sale” means the Bill of Sale, in a form attached hereto as Exhibit D.
“Books and Records” means: (i) all current customer or current client lists related to the Business; (ii) all current customer and current client records related to the Business; (iii) all current pricing lists related to the Business; (iv) all current inventory costs support data related to the Business; and (v) all books and records or documents relating to Taxes imposed on the Purchased Assets or with respect to the Business; (vi) any other books of accounts, general, financial, tax and personnel records, files, invoices and correspondence related to the Business; provided, however, that the Company may retain (a) a copy of any such books and records to the extent necessary for Tax, regulatory, accounting or litigation; (b) a copy of any such books and records to the extent such books and records relate, but not exclusively, to the Business.
“Business” means the business and operations, as conducted by the Company, of the provision of: mortgage industry solutions for underwriting guidelines, FHA guidelines, mortgage training and education, federal and state compliance, policies and procedures and related or similar products and services.
“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York, New York generally are authorized or required by Applicable Law to close.
“Business Employee” means any individual employed (either directly or indirectly) by the Company whose primary responsibilities are related to the performance of services relating to the Purchased Assets or Assumed Liabilities.
“Business Employee Expenses” shall mean all salary, wages, overtime, employee benefits, sick pay, vacation pay, severance pay, bonuses, profit sharing and any other expenses related to any Business Employee.
“Closing Debt Amount” means the aggregate amount of Indebtedness of the Company outstanding as of the close of business on the Closing Date.
“Closing Net Working Capital” means (i) the aggregate amount, without duplication, of all current assets of the Company, as of the Closing, as determined in accordance with GAAP, minus (ii) all current liabilities of the Company (including the Accrued Vacation Amount and all Liabilities arising in connection with the transactions contemplated hereby), as of the Closing, as determined in accordance with GAAP; provided, however, that current assets shall not include any cash or cash equivalents, and current liabilities shall not include any deferred revenue. For the avoidance of doubt, Closing Net Working Capital shall be calculated consistent with the example calculation set forth on Exhibit A.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company IP” means all Intellectual Property Rights and Technology owned or purported to be owned by the Company and related to the Business, including without limitation all Assigned Intellectual Property.
“Company IP Contract” means any Contract related to the Business to which the Company is party, or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right, or that otherwise relates to, any Company IP, or Intellectual Property Rights developed by, with, or for the Company.
“Company Product” means any product or service related to the Business and owned, developed, marketed, distributed, licensed, or otherwise made available to any Person by the Company prior to or as of the date hereof.
“Confidentiality Agreement” means the letter agreement, dated April 25, 2014, between Purchaser and Mortgage Resource Center, Inc. (dba AllRegs).
“Consent” means any consent, approval, license, permit, waiver, order or authorization of, or registration, declaration or filing with, any Person.
“Contract” means any written contract, commitment, agreement, arrangement, note, bond, mortgage, lease or other agreement legally binding on any Party.
“Environmental Claim” means any investigation, notice, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, Proceeding, or claim (whether administrative, judicial, quasi-judicial or private in nature) arising (i) pursuant to or in connection with any actual or alleged violation of the Company, or liability of the Company under, any Environmental Law or (ii) in connection with any abatement, removal, remedial, corrective, or other response action involving a Hazardous Material, Environmental Law, or any actual damage, injury, threat or harm to health, safety, property, natural resources, or the environment.
“Environmental Laws” means all Applicable Laws (including all Permits, licenses or other authorizations issued pursuant thereto and the common law) with respect to the environment, including all Applicable Laws concerning pollution, or protection of human health, the environment and natural resources and those Applicable Laws relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, testing, processing, discharge, Release, or cleanup of or exposure to Hazardous Materials, pollutants, contaminants, substances or wastes.
“Equipment” means all personal property of the Company used in connection with the Business, including without limitation all machinery, equipment, replacement and component parts, spare parts, furniture, fixtures, office and other supplies, data processing equipment and peripheral equipment, vehicles, any advertising, promotional and media materials, training materials, trade show materials and videos and other similar personal property.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.
“ERISA Affiliate” means any trade or business which is or has been treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” means U.S. Bank, National Association.
“Escrow Agreement” means that certain Escrow Agreement by and among Escrow Agent, Purchaser and the Company in the form attached hereto as Exhibit C.
“Existing Environmental Liability” shall mean any Liability arising out of or relating to: (i) any violation of any Environmental Law or any Permit, order or other binding requirement issued thereunder; (ii) any Release, threatened Release, or exposure to any Hazardous Materials; (iii) any environmental investigation, remediation, removal, clean-up or monitoring required under Environmental Laws (whether conducted by the Purchaser, a Governmental Authority, or other Person) or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Materials, in each case, to the extent arising out of or relating to the ownership or operation of the Business, the Purchased Assets, the Real Property, or any

property current or formerly owned or leased by the Company or used or occupied in connection with the Business, at any time prior to the Closing Date.
“GAAP” means generally accepted accounting principles of the United States, as applied from time to time.
“Governmental Authority” means any federal, state, provincial or local governmental body or administrative agency, or any court of competent jurisdiction, department, political subdivision or other governmental authority or instrumentality, in each case, whether domestic or foreign.
“Hazardous Materials” means any material, substance or waste that is listed, classified, regulated, characterized or otherwise defined as “hazardous,” “toxic,” “radioactive,” a “pollutant,” or “contaminant,” (or words of similar intent or meaning) under applicable Environmental Law, including but not limited to petroleum, petroleum products or by-products, asbestos or asbestos-containing material, urea formaldehyde insulation, toxic mold, polychlorinated biphenyls, flammable or explosive substances, or pesticides.
“Indebtedness” means the following liabilities and obligations of the Company (without duplication): (i) any indebtedness, (and any PIK or deferred interest and any prepayment premiums with respect thereto) for money borrowed or advances, including that evidenced by notes, bonds, indentures, debentures or other instruments; (ii) any outstanding obligations under capital leases and purchase money obligations; (iii) any amounts owed with respect to drawn letters of credit; (iv) any reimbursement obligations, foreign exchange contracts and arrangements designed to provide protection against fluctuations in interest or currency exchange rates, including amounts payable to unwind such contracts or arrangements; (v) any termination or break fee related to a swap agreement; (vi) accrued but unpaid interest on any obligation described in clauses (i) through (iv) above; (vii) any outstanding guarantees of obligations of the type described in clauses (i) through (vi) above; and (viii) any liabilities and obligations related to termination fees, prepayment penalties, break fees and the like in connection on any obligation described in clauses (i) through (v) above.
“Intellectual Property Rights” means and includes all (a) United States and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) United States and foreign trademarks, trade names, service marks, service names, trade dress, logos, slogans, 800 numbers and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) rights in works of authorship including any United States and foreign copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor; (e) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information), (f) URL and domain name registrations, (g) inventions (whether or not patentable) and improvements thereto, (h) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing and (i) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide.
“Key Employees” means Jeff Hoerster, Dan Thoms, Frank Preese and Anita Burke.
“knowledge” with respect to the Company, means the knowledge of Glenn Ford and each of the Key Employees and Tony Fu, after reasonable or due inquiry.
“Liability” or “Liabilities” means any indebtedness, or direct or indirect liability, commitment or other obligation, whether fixed or unfixed, known or unknown, asserted or unasserted, secured or unsecured, matured or unmatured, accrued, incurred, absolute, contingent or otherwise.
“Liens” means any security interest, mortgage, pledge, conditional sale agreement, security title, claim, right of first refusal, right of first offer, preemptive right, equity, covenant, condition, restriction, right, reservation, declaration, lease, sublease, tenancy, concession, license, occupancy agreement, other right to occupy of any kind, option, easement, right of way or other matter of any nature whatsoever (including matters shown on a survey) affecting any Real Property (or portion thereof) or title thereto, whether or not of record or other encumbrance, restriction or charge of any nature, lien (including any lien for Taxes other than statutory liens for current Taxes not yet due and payable), or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof).
“Loss” or “Losses” means, with respect to any Person, any Liability, demand, claim, action, cause of action, cost, damage, loss of value, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a Third Party Claim, including, without limitation, all interest, penalties, reasonable attorneys’ fees and expenses and reasonable amounts paid or incurred in connection with any action, demand, Proceeding, investigation or claim and any amounts paid in settlement thereof, against or affecting such Person; provided, however, the term Loss or Losses shall exclude any punitive damages (except to the extent awarded to a third party).
“made available” shall mean posted to the IntraLinks virtual dataroom for the transaction at least three (3) Business Days prior to the date of this Agreement.
“Material Adverse Effect” means any change, event, effect, condition, circumstance, state of facts or development that (i) has had or could reasonably be expected to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of the Company or the Business or (ii) would be reasonably expected to prevent or materially delay the ability of the Company or the Stockholder to complete the Transactions contemplated by this Agreement or perform its obligations under this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, to the extent resulting from: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement; (vi) any changes in applicable Laws; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller; (viii) any natural or man-made disaster or acts of God; provided, that any condition or change set forth in (i), (ii), (iii), (vi) and (vi) above shall not be excluded from the definition of Material Adverse Effect if it materially and disproportionately affects the Business; and provided, further that the failure to meet any internal or published projections, forecasts or revenue or earnings predictions (but not the underlying cause of such failure) shall not alone constitute a Material Adverse Effect.
“Organizational Documents” means the articles of incorporation and bylaws (or equivalent governing document) of the Company, as amended.
“Other Agreements” means the Bill of Sale and Assignment and Assumption Agreements and any other certificates, agreements, and other documents and instruments required to be delivered hereunder or thereunder, including the Company Disclosure Schedule.
“Permits” means all permits, licenses, franchises, certificates, approvals and other authorizations issued by any Governmental Authority.
“Permitted Liens” means: (i) liens for Taxes, assessments and other governmental fees or other charges that are being disputed in good faith by appropriate proceedings as of the Closing Date (and for which an adequate reserve has been established in accordance with GAAP); (ii) mechanics, workers, subcontractors, materialmen, warehousemen, carriers and other similar inchoate statutory Liens arising or incurred in the ordinary course of business consistent with past practice for amounts which are not delinquent or that are being disputed in good faith; (iii) zoning, entitlement, building and other land use and similar laws or regulations imposed by any Governmental Authority having jurisdiction over such parcel which are not violated by the current use and operation thereof; (iv) easements, covenants, conditions, restrictions and other similar matters of record with respect to any parcel or real property that would not materially impair the use or occupancy of such parcel in the operation of the Business; (v) non-exclusive licenses of Intellectual Property Rights entered into in the ordinary course of business consistent with past practice; and (vi) statutory landlord Liens of the lessor under the Leases.
“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, or any Governmental Authority, or any other entity.
“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, customer or account numbers, account access codes and passwords, or any other piece of information that allows the identification of such natural person or enables access to such person’s financial information.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing or audit commenced, brought, conducted or heard by, or otherwise before any court or other Governmental Authority or any other Person.
“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
“Registered IP” means Company IP that is registered, filed, or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered trademarks, and domain names, and all applications for any of the foregoing.
“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, exhausting or migration into or through the indoor or outdoor environment, including into or through soil, ground water or surface water.
“Retained Permits” means all Permits held by the Company that are required or necessary for the lawful ownership or operation of the Business or the Purchased Assets, but are also required or necessary for the lawful ownership or operation of the Business post-Closing, as set forth on Schedule 3.12.
“Subscription Amount” means an amount equal to the sum of (i) any subscription revenue received prior to the Closing relating to any Renewing Contract, plus (ii) the following formula: (A) the aggregate amount collected from customers to deliver obligations for Existing Professional Service Contract following the Closing where the cash payment relating to such Existing Professional Service Contract Obligations was collected by the Company prior to the Closing, less (B) the sales commission already paid out by the Company in connection with such obligations, divided by (C) the total hours to be performed under such Existing Professional Service Contracts, multiplied by (D) the number of hours remaining to be performed after the Closing pursuant to such Existing Professional Service Contracts.
“Subsidiary” or “Subsidiaries” of the Parties or of any Person means any corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization of which such Person, either alone or through or together with any other Subsidiary, owns, directly or indirectly, more than 25% of the stock or other equity interests, the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization.
“Tax” or “Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation, any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, net worth, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, recording, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), or as a transferee or successor, by contract, or otherwise.
“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Technology” means and includes diagrams, inventions (whether or not patentable), invention disclosures, know-how, methods, network configurations and architectures, proprietary information, protocols, schematics, design information, build instructions, tooling requirements, manufacturing processes, specifications, technical data, software code (in any form, including source code and executable or object code, binaries and library files), build scripts, test scripts, algorithms, APIs, subroutines, techniques, user interfaces, URLs, domain names, web sites, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), databases and data collections, any other forms of technology, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.
“Territory” means each state of the United States of America and its territories, including but not limited to Puerto Rico.
“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording and other similar Taxes and fees (including any penalties and interest) incurred in connection with the purchase and sale of the Purchased Assets (including any real property or leasehold interest transfer or gains tax and any similar Tax) or any other transaction contemplated by this Agreement.
“Treasury Regulation” means the regulations promulgated under the Code.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
A.2    Cross References. The following terms are defined in the following Sections of this Agreement:

Term	Section
Accounts Payable and Accrued Expenses	1.3(b)
Adjustment Payment Date	1.7(d)
Agreement	Preamble
Allocation	1.9(a)
Assigned Intellectual Property	1.1(c)
Assignment and Assumption Agreements	6.1(c)(xi)
Assumed Liabilities	1.3
Base Net Working Capital	1.6(a)
Benefit Plans	3.19(a)
Claim	7.5(a)
Claim Notice	7.5(a)
Closing	2.1
Closing Date	2.1
Closing Date Schedule	1.7(a)
Company Basket	7.3
Company Disclosure Schedule	Article III
Company Permits	3.12
Company Software	3.15(m)
Competing Activity	5.9(b)
Confidential Information	5.3(b)
Continuation Coverage	5.8(c)
Disclosing Party	5.3(b)
Dispute Notice	1.7(b)
Environmental Permits	3.13(a)
Excluded Assets	1.2
Excluded Liabilities	1.4
Existing Professional Service Contracts	3.6(f)
Existing Professional Service Contract Obligations	3.6(f)
Renewing Contract	3.6(f)
Escrow Expiration Date	1.8(a)
Escrow Funds	1.8(a)
Expert Calculations	1.7(c)
Governmental Filings	5.4
Indemnifying Party	7.5(a)
Initial Purchase Price Proceeds	1.6(a)

Term	Section
IT Systems	3.16
Leased Real Property	3.8(e)
Leases	1.1(h)
Licensed Intellectual Property	1.1(c)
Malicious Code	3.15(n)
Material Contract	3.14(a)
Net Working Capital Deficiency Amount	1.7(d)(ii)
Neutral Party	1.7(c)
Omitted Assets	1.5
Outside Closing Date	8.1(d)
Owned Real Property	3.8(c)
Party/Parties	Preamble
Pension Plan	3.19(d)
Personal Property Leases	1.1(h)
Pre-Closing Period	5.1
Prepaid Expenses	1.1(k)
Privacy Agreements	3.17(a)
Purchase Price Proceeds	1.6(a)
Purchased Assets	1.1
Purchaser	Preamble
Purchaser Indemnitees	7.2(a)
Real Property Leases	3.8(e)
Receiving Party	5.3(b)
Related Person	3.21
Renewing Contract	3.6(f)
Representatives	5.3(a)
Restricted Party/Parties	5.9(a)
Review Period	1.7(b)
Specified Consent	5.10(a)
Standard Software	3.14(a)(v)
Tax Filing Party	1.9(c)
Third Party Claim	7.5(b)
Transactions	2.1
Transferred Employees	5.8(a)

Exhibit A
SAMPLE CLOSING NET WORKING CAPITAL CALCULATION

Exhibit B
FORMS OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Exhibit C
FORM OF ESCROW AGREEMENT

Exhibit D
FORM BILL OF SALE

Exhibit E
FORM THIRD PARTY CONSENT